                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration Number 333-60686

Prospectus Supplement dated November 15, 2001
To Prospectus dated July 6, 2001 of LendingTree, Inc.

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q

         (Mark one)
     -----
       X    QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
     -----             SECURITIES EXCHANGE ACT OF 1934
               For the quarterly period ended September 30, 2001

     -----
            TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
     -----             SECURITIES EXCHANGE ACT OF 1934

            For the transition period from __________ to ___________.


                        Commission File Number 000-29215

                                LENDINGTREE, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                       25-1795344
              --------                                       ----------
  (State or other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                        Identification No.)

            11115 RUSHMORE DRIVE
         CHARLOTTE, NORTH CAROLINA                              28277
         -------------------------                              -----
  (Address of principal executive offices                     (Zip code)

                                 (704) 541-5351
              (Registrant's telephone number, including area code)






         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ].

         As of October 31, 2001 there were 19,067,281 shares of Common Stock, $0.01 par value, outstanding, excluding 811,682 shares of treasury stock.



================================================================================

                                LENDINGTREE, INC.
                                TABLE OF CONTENTS

                                                                          PAGE
                                                                         NUMBER
                                                                         ------
PART I FINANCIAL INFORMATION:

Item 1.  Financial Statements

          Statements of Operations -
              Three months and nine months ended September 30, 2000
              and September 30, 2001 (unaudited)                            3
          Balance Sheets -
              December 31, 2000 and September 30, 2001 (unaudited)          4
          Statements of Cash Flows -
              Nine months ended September 30, 2000 and September 30,
              2001 (unaudited)                                              5
          Statement of Changes in Shareholders' Equity (Deficit)-
              September 30, 2001 (unaudited)                                6
          Notes to Financial Statements                                     7
Item 2.  Management's Discussion and Analysis of
              Financial Condition and Results of Operations                13

Item 3.  Quantitative and Qualitative Disclosures about Market Risk        24


PART II OTHER INFORMATION:

Item 1.  Legal Proceedings                                                 25

Item 6.  Exhibits and Reports on Form 8-K                                  25

Signature                                                                  26







                          ----------------------------

PRODUCTS MENTIONED IN THIS REPORT ARE USED FOR IDENTIFICATION PURPOSES ONLY AND MAY BE TRADE NAMES OR TRADEMARKS OF LENDINGTREE, INC. OR THIRD PARTIES.

                          ----------------------------

PART I - FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS.

                                LENDINGTREE, INC.
                            Statements of Operations
                                   (unaudited)

                                                                        FOR THE THREE MONTHS            FOR THE NINE MONTHS
                                                                         ENDED SEPTEMBER 30,            ENDED SEPTEMBER 30,
                                                                        2000            2001            2000            2001
                                                                      --------        --------        --------        --------
                                                                        (in thousands, except           (in thousands, except
                                                                           per share data)                 per share data)
Revenue:
         Network                                                      $  7,831        $ 15,243        $ 19,506        $ 40,397
         Lend-X technology                                               1,199           1,960           1,706           4,871
                                                                      --------        --------        --------        --------
             Total revenue                                               9,030          17,203          21,212          45,268
                                                                      --------        --------        --------        --------
Cost of revenue:
         Network                                                         1,866           3,033           5,321           9,314
         Lend-X technology                                                 731             277           1,006           1,075
                                                                      --------        --------        --------        --------
             Total cost of revenue                                       2,597           3,310           6,327          10,389
Gross profit:
         Network                                                         5,965          12,210          14,185          31,083
         Lend-X technology                                                 468           1,683             700           3,796
                                                                      --------        --------        --------        --------
             Total gross profit                                          6,433          13,893          14,885          34,879
Operating expenses:
   Product development                                                     532           1,137           2,096           3,386
   Marketing and advertising                                            12,493           9,973          46,113          29,447
   Sales, general and administrative                                     8,762           5,362          19,461          25,927
                                                                      --------        --------        --------        --------
             Total operating expenses                                   21,787          16,472          67,670          58,760
                                                                      --------        --------        --------        --------
Loss from operations                                                   (15,354)         (2,579)        (52,785)        (23,881)
Loss on impaired investments                                              --              --              --              (350)
Interest income                                                            458             176           1,879             522
Interest expense, financing and other charges                             (135)           (590)           (151)           (718)
                                                                      --------        --------        --------        --------
Net loss                                                               (15,031)         (2,993)        (51,057)        (24,427)
                                                                      --------        --------        --------        --------
Accretion of mandatorily redeemable convertible preferred stock           --              (155)           --              (361)
Dividends on mandatorily redeemable convertible preferred stock           --              (577)         (2,461)         (1,538)
                                                                      --------        --------        --------        --------
Net loss attributable to common shareholders                          $(15,031)       $ (3,725)       $(53,518)       $(26,326)
                                                                      ========        ========        ========        ========

Net loss per common share - basic and diluted                         $  (0.81)       $  (0.20)       $  (3.49)       $  (1.37)
                                                                      ========        ========        ========        ========
Weighted average shares used in basic and diluted net
  loss per common share calculation                                     18,479          18,976          15,354          19,190
                                                                      ========        ========        ========        ========

    The accompanying notes are an integral part of these financial statements

                                LENDINGTREE, INC.
                                 BALANCE SHEETS
                                   (UNAUDITED)

                                                                           DECEMBER 31,    SEPTEMBER 30,
                                                                               2000            2001
                                                                           ------------    -------------
                                                                                 ($ in thousands)
ASSETS
Current assets:
  Cash and cash equivalents                                                 $   2,666       $   2,089
  Short-term investments                                                        4,991             313
  Restricted short-term investments                                             5,059           8,925
                                                                            ---------       ---------
    Total cash and cash equivalents, short-term investments and
      restricted short-term investments                                        12,716          11,327
  Accounts receivable, net of allowance for doubtful accounts
   ($649 at December 31, 2000 and $289 at September 30, 2001)                   7,510           9,731
  Prepaid expenses and other current assets                                     1,010           1,033
                                                                            ---------       ---------
     Total current assets                                                      21,236          22,091
Equipment, furniture and leasehold improvements, net                            2,866           2,213
Software,  net                                                                  6,475           3,490
Intangible assets,  net                                                         6,204           4,249
Other assets                                                                    1,176           1,197
                                                                            ---------       ---------
     Total assets                                                           $  37,957       $  33,240
                                                                            =========       =========


LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable                                                          $   4,778       $   5,192
  Accrued expenses                                                              6,189           8,249
  Deferred revenue                                                              1,601           1,946
  Short term borrowings (Note 4)                                                 --             1,998
  Current portion capital lease obligations                                       732             755
                                                                            ---------       ---------
      Total current liabilities                                                13,300          18,140
Deposits by subtenants                                                            113             132
Capital lease obligations                                                         848             378
Commitments and contingencies (Note 5)
Mandatorily redeemable securities (Note 4):
  Series A convertible preferred stock, $.01 par value, 8% cumulative,
   6,885,715 shares authorized, 0 and 6,885,715 shares issued and outstanding at December 31, 2000 and September 30, 2001,
   respectively                                                                  --            23,193
Shareholders' equity (deficit):
Common stock, $.01 par value, 100,000,000 shares authorized,
   19,653,956 and 19,878,963 shares issued at December 31,
   2000 and  September 30, 2001, respectively                                     197             199
Treasury stock (948,971 shares at December 31, 2000 and
  811,682 shares at September 30, 2001, at cost)                               (5,774)         (5,113)
Additional paid-in-capital                                                    132,080         122,937
Accumulated deficit                                                           (98,149)       (122,576)
Deferred compensation                                                          (3,056)         (1,686)
Notes receivable from officers                                                 (1,603)         (2,364)
Unrealized gain on available-for-sale securities                                    1            --
                                                                            ---------       ---------
     Total shareholders' equity (deficit)                                      23,696          (8,603)
                                                                            ---------       ---------
     Total liabilities and shareholders' equity (deficit)                   $  37,957       $  33,240
                                                                            =========       =========

    The accompanying notes are an integral part of these financial statements

                                LENDINGTREE, INC.
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                          FOR THE NINE MONTHS
                                                                          ENDED SEPTEMBER 30,

                                                                         2000             2001
                                                                       --------         --------
                                                                             (in thousands)
Cash flows used in operating activities:
  Net loss                                                             $(51,057)        $(24,427)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Loss on disposal of fixed assets                                        104                3
    Depreciation and amortization                                         1,486            5,851
    Loss on impairment of investment                                       --                350
    Provision for doubtful accounts                                         720              (98)
    Amortization of deferred compensation                                 1,629              728
    Compensation charge related to officer note                            --              1,365
    Issuance of warrants and other costs in conjunction with
      revolving credit facilities                                          --                481
    Non-cash equity based compensation charges                             --                444
    Changes in assets and liabilities, net of effects from
     acquisitions:
      Accounts receivable                                                (5,295)          (2,123)
      Prepaid expenses and other current assets                            (170)             (12)
      Other assets                                                         (373)             (52)
      Accounts payable                                                    2,939              469
      Accrued expenses                                                      884            2,321
      Deferred revenue                                                      266              345
      Deposits                                                               92               19
                                                                       --------         --------
        Net cash used in operating activities                           (48,775)         (14,336)
                                                                       --------         --------

Cash flows (used in) provided by investing activities:
  Purchases of short-term investments                                   (58,401)         (16,964)
  Sales of short-term investments                                        71,878           21,641
  Purchases of restricted investments                                   (43,657)         (27,084)
  Sales of restricted investments                                        35,138           23,218
  Investment in another business                                         (2,500)            --
  Acquisition of certain assets of another business                      (6,200)
  Investments in software                                                (2,065)            (339)
  Purchases of equipment, furniture,
    and leasehold improvements                                             (444)             (98)
                                                                       --------         --------
      Net cash (used in) provided by investing activities                (6,251)             374
                                                                       --------         --------

Cash flows provided by financing activities:
  Proceeds from sales of common stock and warrants
     and exercise of stock options                                          249              206
  Payment of capital lease obligations                                     --               (532)
  Net short-term borrowings                                                --              1,998
  Fees paid related to debt and equity financing                           --               (645)
  Proceeds from issuance of preferred stock                                --             12,290
  Proceeds from sale of equity rights certificate                        10,000             --
  Proceeds from initial public offering of common stock, net of
    offering costs                                                       44,811             --
  Proceeds from repayment of officer note                                  --                 68
                                                                       --------         --------
      Net cash provided by financing activities                          55,060           13,385
                                                                       --------         --------
Net increase (decrease) in cash and cash equivalents                         34             (577)
Cash and cash equivalents, beginning of period                            2,419            2,666
                                                                       --------         --------
Cash and cash equivalents, end of period                               $  2,453         $  2,089
                                                                       ========         ========

    The accompanying notes are an integral part of these financial statements

                                LENDINGTREE, INC.
             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
                               SEPTEMBER 30, 2001
                                ($ IN THOUSANDS)
                                   (UNAUDITED)

                                                                                                                 NOTES    TOTAL
                                               COMMON STOCK                                                      RECEIV-  SHARE-
                                            ------------------           ADDITIONAL            UNREAL- DEFERRED  ABLE    HOLDERS'
                                            NUMBER OF          TREASURY   PAID-IN  ACCUMULATED  IZED    COMPEN-  FROM     EQUITY
                                              SHARES    AMOUNT   STOCK    CAPITAL    DEFICIT    GAINS   SATION  OFFICERS (DEFICIT)
                                            ---------- ------- --------  ---------- ---------  ------- -------- -------- ---------
Balance at December 31, 2000                19,653,956 $   197 $ (5,774) $  132,080 $ (98,149) $     1 $(3,056) $ (1,603) $ 23,696
Amortization of deferred compensation                                                                      728                 728
Accrued dividends on Series A convertible
  preferred stock (Note 4)                                                   (1,003)                                        (1,003)
Accretion of Series A convertible
  preferred stock (Note 4)                                                     (329)                                          (329)
Note receivable from officer in exchange
  for Series A convertible preferred
  stock (Note 4)                                                                                                    (829)     (829)
Compensation charge related to officer
  note (Note 4)                                                               1,365                                          1,365
Repayment of an officer note received for
  option exercise                                                                                                     68        68
Issuance of warrants in conjunction with
  revolving credit facilities (Note 4)                                          381                                            381
Issuance of warrants to financial advisor
  for services provided (Note 5)                                                431                                            431
Cashless exercise of common stock warrants      84,219       1                   (1)                                            --
Conversion of equity share rights to
  Series A preferred stock (Note 4)                                          (9,367)                                        (9,367)
Deferred compensation adjustment for
  forfeited and amended options (Note 4)                                       (596)                       642                  46
Reissuance of treasury shares for employee
  stock purchase plan participants                                  661        (484)                                           177
Stock compensation                              35,405                          137                                            137
Exercise of common stock options               105,383       1                  323                                            324
Other comprehensive loss:
  Unrealized gain, available-for-sale
  securities                                                                                        (1)
  Net loss                                                                            (24,427)
Total other comprehensive loss                      --      --       --          --        --       --      --        --   (24,428)
                                            ---------- ------- --------  ---------- ---------  ------- -------  --------  --------
Balance at September 30, 2001               19,878,963 $   199 $ (5,113) $  122,937 $(122,576) $    -- $(1,686) $ (2,364) $ (8,603)
                                            ========== ======= ========  ========== =========  ======= =======  ========= ========


  The accompanying notes are an integral part of these financial statements

                                LENDINGTREE, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                   (UNAUDITED)


NOTE 1 - THE COMPANY

LendingTree, Inc. was incorporated in the state of Delaware on June 7, 1996 and commenced nationwide operations on July 1, 1998.

We are a lending exchange empowering consumers, lenders, and related service providers. We are not a lender, rather, as a lending exchange we attract consumers to our Website through various forms of advertising and send their loan requests to the network of lenders participating on our exchange.

Our technology platform, Lend-XSM, is the technology that powers our Internet based lending exchange at www.lendingtree.com. Additionally, we have also licensed the use of our Lend-X technology to other businesses and have enabled them to create either private-labeled or co-branded exchanges on their Websites.

Consumers begin the LendingTree process by completing a simple on-line credit request (which we refer to as a "qualification form"). After the consumer completes the qualification form, our Lend-X technology automatically retrieves the credit score for the particular consumer. The consumers' data and credit scores are then compared to the underwriting criteria of the more than 100 lenders participating on our lending exchange. Consumers can receive multiple loan offers in response to a single credit request and then compare, review, and accept the offer that best suits their needs. Lenders can generate new business that meets their specific underwriting criteria at a lower cost of acquisition than traditional marketing channels. Our lending exchange encompasses most consumer credit categories, including mortgages and home equity loans, as well as automobile loans, credit cards, and personal loans. Additionally, through our Website we also provide access to other services related to owning, maintaining and buying and selling a home, including a network of real estate brokers.

We earn revenue from lenders that pay fees for qualification forms that meet their underwriting criteria and are transmitted to them ("transmission fees") and for loans that they close ("closed-loan fees"). Additionally, in most states, real estate brokers participating in our network pay us a fee when consumers' requests that we transmit to them result in a purchase or sale of a home.

We also license and host our Lend- X technology platform for use by other businesses. This enables these businesses to create their own customized co-branded or private-labeled lending exchanges. These exchanges, powered by Lend-X, may be single lender or multi-lender marketplaces or may provide access to the LendingTree exchange with more than 100 participating lenders. Through these Lend-X partnerships, we can earn revenue both from technology fees related to customizing, licensing and hosting the third party exchange, as well as from transactional fees resulting from the volume processed through partners' exchanges.

NOTE 2 - BASIS OF PRESENTATION:

         Interim Financial Information

Our financial statements include all adjustments of a normal recurring nature which, in the opinion of management, are necessary for a fair presentation of our financial position as of September 30, 2001 and results of operations and cash flows for the interim periods presented. The results of operations for the three months and nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the entire year.

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, certain information and footnotes that are required by generally accepted accounting principles are not included herein. These interim financial statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 2000 as reported by us in our Annual Report on Form 10-K, which is filed with the Securities and Exchange Commission.

         Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include percentage complete calculations under long-term contracts, useful lives of long-term assets, and the valuation of our common stock, options, and warrants. Actual results could differ from those estimates.

         Recent Accounting Pronouncements

On July 20, 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. SFAS No. 141 also establishes the criteria for recognition of intangible assets separately from goodwill. We have not yet determined the impact of this new standard.

SFAS No. 142 changes the accounting for goodwill and certain intangible assets from an amortization method to an impairment-only approach. Thus, amortization of goodwill and indefinite lived intangible assets, including goodwill and indefinite lived intangible assets recorded in past business transactions, will cease upon adoption of SFAS No. 142, which for companies like us with calendar year-ends, will be January 1, 2002. We have not yet determined the impact of this new standard.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Accordingly, we will adopt SFAS No. 143 on January 1, 2003. Because we do not presently have any asset retirement obligations, we do not expect the impact of adopting this statement on our results of operations, financial condition, or cash flows to be significant.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, for the disposal of a segment of a business. This statement is effective for financial statements issued for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. Accordingly, we will adopt this standard on January 1, 2002. Because it is not clear what, if any, impairment or disposal issues related to long-lived assets we will have at the time we adopt this standard, we cannot determine the impact of adopting this standard on our results of operations, financial condition or cash flows.

         Reclassifications

Certain comparative period amounts have been reclassified to conform to current period presentation.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Liquidity and Capital Resources

As of September 30, 2001, we had approximately $11.3 million in cash, cash equivalents, restricted short-term investments and short-term investments. We believe that these existing sources, the availability of existing revolving credit facilities as well as cash generated from operations will be sufficient to fund our operating and capital needs through 2002.

Although we have historically experienced significant revenue growth and we plan to eliminate negative cash flows from future operations, the operating results for future periods are subject to numerous uncertainties. There can be no assurance that revenue growth will continue or that we will be able to achieve or sustain profitability. Hence, our liquidity could be significantly affected. However, if revenue does not grow as anticipated and if we are unable to successfully raise sufficient additional funds through the equity line referred to in Note 4, or in another manner, management would reduce discretionary operating expenditures, including advertising and marketing and certain administrative and overhead costs. Failure to generate sufficient revenue or to reduce costs as necessary could have a material adverse effect on our ability to continue as a going concern and to achieve our business objectives.

         Restricted Investments

As of September 30, 2001, we had $8.9 million of restricted short-term investments of which $8.6 million was held in an escrow account that has been established by us and our advertising agency to maintain funds set aside for approved future expenditures and services of the advertising agency. Disbursements from the escrow account can only be made with signatures from both parties. The fund is used only for future advertising costs we have previously approved. Disbursements from the escrow account are made no sooner than one month following the invoice date for the expenditures. We receive all income earned on funds held in this investment account.

         Advertising Expenses

Advertising expenses consist of certain direct expenses, including television, radio, outdoor advertising campaign costs and affiliate and partner marketing fees as well as certain indirect expenses, such as agency fees and production. We expense advertising costs as incurred. For the three months ending September 30, 2000 and 2001, advertising expenses were $10.6 million and $9.4 million, respectively. For the nine months ending September 30, 2000 and 2001 advertising expenses were $42.5 million and $27.8 million, respectively.

         Supplemental Cash Flow Information

For the quarters and the nine months ended September 30, 2000 and 2001, we paid interest of approximately $0.1 million and paid no income taxes during those periods.

A supplemental schedule of non-cash financing and investing activities follows (in thousands):



                                                          Nine Months Ended
                                                             September 30,
                                                          2000          2001
                                                        ---------------------

Notes receivable issued to officers                     $ 1,603       $   829
Acquisition of assets through a capital lease             1,682            85
Issuance of common stock in connection with the
  acquisition of key assets from another business         4,739            --
Accretion of Series A Preferred Stock                        -            361
Dividends on Series A Preferred Stock                     2,461         1,538
Issuance of warrants and other costs in conjunction
  with revolving credit facilities                           --           481
Issuance of warrants to financial advisor in
  connection with Series A Preferred Stock financing         --           431
Accrued liabilities established in connection with a
  business acquisition                                    1,384            --



NOTE 4 - SIGNIFICANT TRANSACTIONS

         Mandatorily Redeemable Series A 8% Convertible Preferred Stock

In March 2001, we issued 3,700,001 shares of mandatorily redeemable Series A 8% Convertible Preferred Stock ("Series A Preferred Stock") to a group of investors for $12.95 million or $3.50 per share. We issued an additional 128,571 shares of

Series A Preferred Stock on April 30, 2001 at $3.50 per share plus accumulated dividends. After deducting fees related to both transactions, this resulted in net proceeds to us totaling approximately $12.3 million. In addition, we issued and sold 200,000 shares of Series A Preferred Stock to our Chief Executive Officer, funded by a promissory note to us, for $0.7 million.

In conjunction with the March 2001 closing of the Series A Preferred Stock, an Equity Rights Certificate issued to an affiliate of Capital Z on September 29, 2000, for $10 million, was converted into 2,857,143 shares of Series A Preferred Stock at an effective rate of $3.50 per share. As of September 30, 2001, there were 6,885,715 shares of Series A Preferred Stock outstanding.

The holders of the Series A Preferred Stock are entitled to receive dividends on the Series A Preferred Stock equal to eight percent (8%) of the stated value per share payable at our option (i) in cash on each quarterly dividend date or (ii) by an upward adjustment to the stated value per share on a quarterly dividend payment date. As of September 30, 2001, we have recorded approximately $0.9 million of these dividends that have increased the carrying value of the preferred stock. However, our net loss attributable to common shareholders includes a total of $1.5 million of dividend charges, reflecting an additional $0.6 million of dividend charges related to the increasing value of the common stock underlying the 8% dividends on the preferred stock.

We are required to redeem all Series A Preferred Stock shares remaining outstanding on the fifth anniversary of the issue date of such shares at a price of 105% of the then current value per share (defined as the stated value per share, plus cumulative adjustments for dividends). We are accreting the value of the preferred stock up to the redemption value of the shares using the effective interest method. This is increasing the value of the Series A Preferred Stock and the charge is included in the computation of net loss attributable to common shareholders. As of September 30, 2001, we have recorded approximately $0.4 million of accretion charges.

         Revolving Lines of Credit

On July 13, 2001, LendingTree and GE Capital Commercial Services, Inc. ("GE") entered into a loan and security agreement and revolving credit note. Under these arrangements, GE will provide a two-year senior revolving credit facility providing for borrowings of up to $15 million. The facility has a two-year term under which we have pledged certain accounts receivable. As of September 30, 2001 we had pledged receivables of $4.3 million. Borrowings are limited to 85% of the eligible accounts receivable and bear interest at the prime rate. For purposes of computing interest, all payments against borrowings are deemed received by GE three (3) business days following receipt of such payments. We will also pay GE a fee equal to 0.115% of the eligible accounts receivable arising during the term of the facility. Eligible accounts receivable are subject to significant fluctuation period to period.

As of September 30, 2001, we have borrowings of approximately $2.0 million outstanding under the GE credit facility. Our borrowings have primarily been to fund advance purchases of measured media advertising (cable television, network television and spot radio). The funds for the advance purchases were put into the escrow account we set up with our advertising agency and are included on our balance sheet as restricted short-term investments.

In March 2001, we had entered into a two-year, $5 million revolving line of credit agreement with the Union Labor Life Insurance Company, on behalf of its separate account P, ("ULLICO"). Concurrent with the closing of the credit facility with GE, LendingTree and ULLICO terminated our agreement and we issued ULLICO a termination warrant to purchase 40,000 shares of common stock at an exercise price of $.01 per share. We recorded an expense of approximately $0.4 million for the estimated fair value of these warrants and remaining deferred offering costs related to this transaction.

         Revolving Loan

In March 2001, LendingTree and the Federal Home Loan Mortgage Corporation ("Freddie Mac") (a current customer) entered into a two-year revolving loan agreement whereby Freddie Mac provided us a two-year credit agreement under which we may borrow up to $2.5 million on a revolving basis, subject to certain covenants and restrictions.

As a commitment fee, Freddie Mac received warrants to purchase 12,500 shares of our common stock with an exercise price of $.01 per share. The $35,000 estimated fair value of these warrants, calculated using a valuation model, was recorded as a long-term asset and is being amortized to interest expense over the life of the revolving loan. Additionally, approximately

$0.1 million of other related offering costs have been recorded as a long-term asset and are also being amortized to interest expense over the life of the revolving loan.

As of September 30, 2001 we had not borrowed and there was no balance outstanding under this revolving loan.

         Equity Line

In March 2001, we entered into a common stock purchase agreement with Paul Revere Capital Partners, Ltd. ("Paul Revere") for the potential future issuance and sale of up to $24 million of our common stock. Under this arrangement, we, at our sole discretion and during the term ending March 2003, may exercise up to twenty-four monthly drawdowns under which Paul Revere is obligated to purchase a certain number of shares of our common stock.

If we choose to drawdown the equity line, the minimum amount of any drawdown is $0.1 million and the maximum amount is the greater of (i) $1.0 million or (ii) 20% of the average of the daily volume weighted average price of our common stock for the twenty-two (22) day trading period immediately prior to the date we request a drawdown multiplied by the total trading volume of the common stock for such period. Only one drawdown is allowed in each period of 22 trading days beginning on the date of the drawdown notice. Subject to certain adjustments, the number of shares to be issued on each settlement date will be a number of shares equal to the sum of the quotients (for each trading day within the settlement period) of (x) 1/22nd of the investment amount and (y) the purchase price on each trading day within the settlement period.

Under this arrangement, the price at which we can sell shares of our common stock to Paul Revere is equal to 95% of the daily volume weighted average price of our common stock. We may set a threshold (lowest) price during any drawdown period at which we will sell our common stock in accordance with this agreement.

As of September 30, 2001 there have been no drawdowns under this equity line.

         Other Arrangements

In March 2001, in connection with the sale of the Series A Preferred Stock, we entered into a promissory note and pledge agreement with our Chief Executive Officer to provide him with a $0.7 million loan to acquire 200,000 shares of the Series A Preferred Stock. This note and pledge agreement also amended and restated existing notes and pledge agreements with respect to $1.7 million in loans for option exercises. In August 2001, we entered into an amended and restated note and pledge agreement (Pledge Agreement) with our Chief Executive Officer relating to all the outstanding loans and interest accrued thereon totaling approximately $2.5 million. This amended and restated note bears interest at a fixed rate of 8% per annum on the unpaid balance of the loan. Interest is payable along with the principal payments annually except that payment of $55,000 of interest accruing through June 30, 2002 will be deferred until June 30, 2003. The amended and restated note is not prepayable.

Under the Pledge Agreement, the Chief Executive Officer has granted us a security interest in 1.1 million shares of his LendingTree common and preferred stock. The Pledge Agreement contains a provision which states that if the value of the collateral divided by the outstanding principal and interest on the note falls below a ratio of 2.8 to 1, the Chief Executive Officer is precluded from selling or transferring these securities without our prior written consent. The Pledge Agreement also specifies that so long as the Chief Executive Officer is employed by us, our sole recourse for satisfaction of the principal obligations under this note will be our rights to the collateral. However, interest obligations accruing under the note are full recourse. From March 2001 through August 14, 2001, the effective date of this amendment to the note, we had applied variable accounting treatment to the underlying pledged securities for this note and recorded periodic changes in the fair value of such securities as non-cash compensation charges or credits. Due to a decline in the fair market value of our common stock during the third quarter of 2001, up to and including August 14, 2001, we recorded a net $2.7 million credit to non-cash compensation. Due to an overall increase in the fair value of our common stock from March 2001, up to and including August 14, 2001, we recorded a net $1.3 million of expense to non-cash compensation. The amendment on August 14, 2001 resulted in fixed accounting treatment for the underlying securities and as such the company will no longer incur these variable accounting charges and credits going forward.

         Option Grants

As of September 30, 2001, we have approximately $1.7 million of deferred compensation recorded on our balance sheet related to options granted below fair market value in late 1999 and early 2000. In the nine months ending September 30, 2001, we have adjusted the balance of deferred compensation to reflect forfeited options. We are amortizing the deferred compensation to expense over the options' four-year vesting periods. For the three-month and nine-month periods ended September 30, 2001, we recorded compensation expenses of $0.2 million and $0.7 million, respectively, related to these option grants.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

As compensation for services provided related to our Series A Preferred Stock financing, we agreed to pay our financial advisor approximately $0.5 million in cash and issue warrants to purchase 112,500 shares of our common stock with an exercise price of $0.01 per share. As of September 30, 2001, we had a commitment to pay the final installment of $0.1 million and warrants to purchase 28,125 shares our common stock with an exercise price of $0.01 per share. This final installment will be paid in December 2001.

NOTE 6 - NET LOSS PER COMMON SHARE

Basic and diluted net loss per common share is calculated by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding. Common stock equivalents, including stock options and warrants, are excluded from the calculation, as their effect would be anti-dilutive to the net loss per common share. The calculation of diluted loss per share for the three months and nine months ended September 30, 2000 excludes weighted average options and warrants to purchase approximately 1.0 million and
1.7 million shares, respectively, of common stock as their impact would be anti-dilutive. The calculation of diluted loss per share for the three months and nine months ended September 30, 2001 excludes weighted average options and warrants to purchase approximately 1.4 million and 1.2 million shares, respectively, of common stock as their impact would be anti-dilutive.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

OVERVIEW

LendingTree, Inc. was incorporated in the state of Delaware on June 7, 1996 and commenced nationwide operations on July 1, 1998.

We are a lending exchange empowering consumers, lenders, and related service providers. We are not a lender, rather, as a lending exchange we attract consumers to our Website through various forms of advertising and send their loan requests to the network of lenders participating on our exchange.

Our technology platform, Lend-XSM, is the technology that powers our Internet based lending exchange at www.lendingtree.com. Additionally, we have also licensed the use of our Lend-X technology to other businesses and have enabled them to create either private-labeled or co-branded exchanges on their Websites.

Consumers begin the LendingTree process by completing a simple on-line credit request (which we refer to as a "qualification form"). After the consumer completes the qualification form, our Lend-X technology automatically retrieves the credit score for the particular consumer. The consumers' data and credit scores are then compared to the underwriting criteria of more than 100 lenders participating on our exchange. Consumers can receive multiple loan offers in response to a single credit request and then compare, review, and accept the offer that best suits their needs. Lenders can generate new business that meets their specific underwriting criteria at a lower cost of acquisition than traditional marketing channels. Our lending exchange encompasses most consumer credit categories, including mortgages and home equity loans, as well as automobile loans, credit cards, and personal loans. Additionally, through our Website we also provide access to other services related to owning, maintaining and buying and selling a home, including a network of real estate brokers.

We earn revenue from lenders that pay fees for qualification forms that meet their underwriting criteria and are transmitted to them ("transmission fees") and for loans that they close ("closed-loan fees"). Additionally, in most states, real estate brokers participating in our network pay us a fee when consumer's requests that we transmit to them result in a purchase or sale of a home.

We also license and host our Lend- X technology for use by other businesses. This enables these businesses to create their own customized co-branded or private-label lending exchanges. These exchanges powered by Lend-X may be single lender or multi-lender marketplaces or may provide access to the LendingTree exchange with more than 100 participating lenders. Through these Lend-X partnerships, we can earn revenue both from technology fees related to customizing, licensing and hosting the third party exchange, as well as from transactional fees resulting from the volume processed through partners' exchanges.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO
         THREE MONTHS ENDED SEPTEMBER 30, 2000

         REVENUE

Total revenue was approximately $17.2 million in the three months ended September 30, 2001, an increase of $8.2 million from $9.0 million reported in the same period in 2000.

Network Revenue

For the three months ended September 30, 2001, our LendingTree network revenue was approximately $15.2 million, or 89% of our total revenue, compared with approximately $7.8 million, or 87% of total revenue, for the same period in 2000. As shown in the following table, this revenue growth reflects a substantial increase across all products in the volume of discrete transmissions of qualification forms to our lenders (a discrete qualification form can be transmitted to more than one lender, generating multiple transmission fees for the same form) and in the amount of closed-loan volume.

                                    Three Months Ending September 30, 2000            Three Months Ending September 30, 2001
                                                                         (in thousands)

                                                   Discrete     Closed Loan                         Discrete       Closed Loan
                                                 Transmission   Transaction                       Transmission     Transaction
Network Transactions -              Revenue         Volume         Volume             Revenue        Volume          Volume
Mortgage                              $ 2,891              76              4           $  7,178             136              11
Home Equity                             3,212              43             10              4,540              53              14
Auto, Personal, Credit Card             1,393              93             33              1,446             161              44
                                --------------  -------------- --------------      -------------  --------------  --------------
   Subtotal Loan Transactions         $ 7,496             212             47           $ 13,164             350              69
                                --------------  ============== ==============      -------------  ==============  ==============
All Other Network Fees,
   and Realty Services                    335                                             2,079
                                --------------                                     -------------
Total Network                         $ 7,831                                          $ 15,243
                                ==============                                     =============


We attribute the 65% increase in discrete transmission volume (from approximately 212,000 discrete qualification forms in the three months ended September 30, 2000 to approximately 350,000 in the same period of 2001) primarily to growing adoption of on-line lending and the effectiveness of our advertising which has increased and maintained consumer awareness of our brand. Although we have demonstrated volume growth both during periods of rising and falling interest rates, we believe that the lower interest rate environment over the past year has also contributed to the increase in the number of consumers applying for loans and refinancing existing debt.

The 47% increase in our closed-loan volume (from 47,000 in the three months ended September 30, 2000 to 69,000 in the same period of 2001) is due not only to the increased transmission volume, but also to an increase in average closed loan rates across all product lines (from 10.1% in third quarter of 2000 to 11.9% for the same period in 2001). Our closed loan rates have increased primarily due to certain closed-loan initiatives. A significant initiative is adding to the number and variety of lenders on our network. This allows us to add capacity to handle more, as well as more types of, loan requests through our network. At September 30, 2001 we had 128 participating lenders on our network compared to 112 lenders at September 30, 2000. Additionally, there has been an increase in the number of lenders utilizing our automation tools.

All other network revenue increased more than 100% to $2.1 million or 14% of network revenue in the three months ended September 30, 2001 compared to 2000. This increase primarily reflects the addition of realty services to our product offerings, generating approximately $1.3 million of revenue in the third quarter 2001. Another $.5 million of the increase relates to an increase in revenue generated through affinity partner transactions. These transactions result from arrangements with third party membership programs or clubs, which allow us to offer members our services through a limited network or single lender program.

During the periods presented we generally charged a standard fee to all lenders for mortgage and home equity transmissions and closed loans. Accordingly, the volume increase noted above for these products contributed directly to the increases in revenue. However, beginning in November of 2001 our revenue will be impacted by a pricing change for our mortgage and home equity offerings. The standard fee for a transmitted loan request on and after November 5, 2001 will increase from $8.00 to $9.00 for both our mortgage and home equity products. The standard fee for closed-loans will change beginning with those that originate from qualification forms completed on and after November 5, 2001. For a closed home equity loan the fee will increase from $250 to $275. The standard fee for a closed mortgage loan will change from a flat $400 to a tiered structure with fees ranging from $300 to $750.

The revenue for the auto, personal and credit card products is also driven by increases in volume; however, the pricing for these products is not standard for all lenders and therefore the revenue does not increase proportionately with the volume increases from quarter to quarter. We do not currently have plans to significantly change pricing arrangements for these products.

Lend-X Technology Revenue

Lend-X technology revenue totaled $2.0 million, or 11% of our revenue, for the three months ended September 30, 2001. This is an increase of $0.8 million over the same period in 2000. The growth in Lend-X technology revenue is the result of several significant new customizing, licensing and hosting contracts that have been entered into since the third quarter of 2000. These new arrangements contain certain upfront fees that are being recognized as revenue over their expected service periods. For the quarter ended September 30, 2001, two customers accounted for 43% and 28%, respectively, of our total Lend-X technology revenue. For the quarter ended September 30, 2000 one customer accounted for 82% of our total Lend-X technology revenue. Additionally, some of the Lend-X arrangements provide for transactional revenue derived from volume from customers' sites that have been enabled by our technology. The total of Lend-X technology and transactional network revenue derived from Lend-X partner sources was approximately $1.5 million and $2.5 million, respectively, for the three months ended September 30, 2000 and 2001.

         GROSS PROFIT AND COST OF REVENUE

Gross profit of $13.9 million (81% of total revenue) for the three months ended September 30, 2001 was approximately $7.5 million higher than the same period of 2000, which had gross profit of $6.4 million (71% of total revenue). The improvement in gross profit and gross profit percentage is primarily due to the substantial increase in closed-loan volume (as noted above). A significant portion of our costs of revenue are fixed or volume-based related to the transmission of the loan request and as such are incurred whether or not a loan closes. Accordingly, our gross profits tend to increase when closed-loans increase in a period. Additionally, for 2001, volume based credit-scoring fees and network hosting fees did not increase in proportion to volume increases as a result of negotiated vendor price reductions that lowered our monthly costs.

Total cost of revenue increased 27% from $2.6 million in the three months ended September 30, 2000 to $3.3 million in the same period of 2001. This increase is principally due to costs related to an increase in the volume of closed-loan transactions such as consumer incentives and other promotional costs.

Network Gross Profit and Cost of Revenue

For the quarter ending September 30, 2001, network gross profit was $12.2 million (80%) compared to $6.0 million (76 %) for the same period in 2000.

Network costs of revenue increased $1.2 million from $1.8 million in 2000 to $3.0 million in 2001. This increase is a result of the addition of realty services to our product offerings in August 2000. Substantially all of this increase relates to incentives and promotional payments made directly to consumers that closed a realty transaction with a broker on our network.

Other costs of revenue principally personnel costs, increased approximately $0.2 million reflecting increased staffing in our implementation and customer care departments as a result of overall business growth, including the addition of realty services to our product offerings. Although our volume has increased substantially in third quarter 2001 compared to third quarter 2000, a proportional increase in staffing was not necessary, as we have improved efficiencies in our customer care processes.

Lend-X technology Gross Profit and Cost of Revenue

For the quarter ending September 30, 2001, Lend-X technology gross profit was $1.7 million (86%) compared to $0.5 million (39%) for the same period in 2000.

Costs of revenue associated with Lend-X technology are principally employment costs related to customizing and/or implementing Lend-X for partners, as well as ongoing server costs related to hosting Lend-X for these partners. Lend-X technology cost of revenue decreased from third quarter 2000 to third quarter 2001 by approximately $0.5 million. This decrease is due to the fact that in the prior year we were expending significant hours on a large fixed-price customization contract, resulting in a low gross profit for the period. Comparatively, in third quarter 2001, substantially all of our technology revenue was earned from the recurring revenue recognition of certain upfront fees that are being recognized over each of our contracts' expected service periods and from less significant customization projects. This has resulted in a significantly improved gross profit for 2001.

         OPERATING EXPENSES

Product development expense was approximately $1.1 million for the three months ended September 30, 2001 compared to $0.5 million for the same period in 2000. Product development costs consist of expenses incurred related to the ongoing efforts to enhance and maintain the functionality of our Lend-X technology and our Website and include compensation costs, purchased software and consulting costs. During the third quarter of 2000, more of our technology department employees were working on revenue generating projects as opposed to internal efforts. As such, more of their employment costs were captured in cost of revenue and not in product development.

Marketing and advertising expenses decreased $2.5 million to approximately $10.0 million for the three months ended September 30, 2001 compared to $12.5 million for the same period in 2000. Following the launch of our February 2000 national advertising campaign, we continued our brand-building efforts, spending significantly on advertising throughout the remainder of 2000 with combinations of radio and television advertising. Comparatively, during the third quarter of 2001, we were able to decrease advertising spending because we were already experiencing high consumer volume on our Website as a result of wider adoption of on-line lending and higher consumer awareness of our brand. These factors, along with lower interest rates, allowed us to reduce our overall advertising spending by 20% while still growing our network revenue 95% in the third quarter of 2001 compared to 2000.

Sales, general and administrative expenses decreased $3.4 million to $5.4 million for the three months ended September 30, 2001 from $8.8 million for the same period in 2000. This decrease is primarily due to a $2.7 million non-cash credit to compensation expense related to variable accounting treatment on the underlying securities of the Chief Executive Officer`s promissory note. This promissory note was amended in August of 2001 resulting in fixed accounting treatment for the underlying securities going forward.

Additionally, through improved cost management, we have been able to reduce our spending in certain areas, such as consulting fees and travel. These expenses were lower in third quarter 2001 versus third quarter 2000 by approximately $0.7 million. Bad debt expenses were approximately $0.5 million lower. We have also reduced our hiring efforts in 2001 and as a result, recruiting and relocation expenses were approximately $0.4 million lower.

Partially offsetting these decreases were increases in amortization and depreciation expenses. The amortization of intangible assets from an acquisition made in August 2000 contributed to a $0.4 million increase. Depreciation expenses increased $0.3 million from third quarter 2000 to third quarter 2001, reflecting new equipment and software purchases.

         INTEREST INCOME

Interest income consists of interest earned on cash and cash equivalents and restricted and short-term investments. Interest income decreased to $0.2 million in the three months ended September 30, 2001 from $0.5 million in the same period in 2000. This decrease was primarily due to lower average interest earning account balances in 2001 than in 2000.

         INTEREST EXPENSE, FINANCING AND OTHER CHARGES

Interest expense, financing and other charges consists of bank service charges, interest on capital leases and borrowings and other expenses related to our credit facilities. The $0.5 million increase from third quarter 2000 to third quarter 2001 is primarily due to $0.4 million of warrant and other charges related to the termination of our ULLICO credit facility.

         OTHER INFORMATION

For the three-month periods ended September 30, 2000 and September 30, 2001, net losses included non-cash compensation charges (credits) of $0.6 million and $(2.3) million, depreciation and amortization of $1.2 million and $2.0 million, and miscellaneous and interest income (expense), net of $0.3 million and $(0.4) million, respectively. Net losses excluding such items were $13.6 million and $3.0 million for the three months ended September 30, 2000 and 2001, respectively, a 78% decrease from quarter to quarter.

NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO
         NINE MONTHS ENDED SEPTEMBER 30, 2000

         REVENUE

Total revenue was approximately $45.3 million in the nine months ended September 30, 2001, an increase of $24.1 million from $21.2 million reported in the same period in 2000.

Network Revenue

For the nine months ended September 30, 2001 our total network revenue was approximately $40.4 million, or 89% of total revenue, compared with approximately $19.5 million, or 92% of total revenue, for the same period in 2000. As shown in the table below, this revenue growth reflects a substantial increase across all products in the volume of discrete transmissions of qualification forms to our lenders (a discrete qualification form can be transmitted to more than one lender generating multiple transmission fees for the same form) and in the amount of closed-loan revenue.

                                  Nine Months Ending September 30, 2000            Nine Months Ending September 30, 2001
                                                                      (in thousands)

                                                Discrete      Closed Loan                          Discrete      Closed Loan
                                              Transmission    Transaction                        Transmission    Transaction
Network Transactions -            Revenue        Volume          Volume              Revenue        Volume          Volume
Mortgage                            $ 8,037           217              10             $ 17,686            411             26
Home Equity                           7,592           112              23               12,282            150             37
Auto, Personal, Credit Card           3,297           197              72                5,657            447            147
                              --------------  ------------   -------------      ---------------  -------------   ------------
   Subtotal Loan Transactions        18,926           526             105               35,625          1,008            210
                              --------------  ============   =============      ---------------  =============   ============
All Other Network Fees
   and Realty Services                  580                                              4,772
                              --------------                                    ---------------
Total Network                      $ 19,506                                           $ 40,397
                              ==============                                    ===============


We primarily attribute the 92% increase in discrete transmission volume (from approximately 526,000 discrete qualification forms in the nine months ended September 30, 2000 to approximately 1,008,000 in the nine months ended September 30, 2001) to the growing adoption of on-line lending and the effectiveness of our advertising which has increased and maintained consumer awareness of our brand. Although we have demonstrated volume growth during both periods of rising and falling interest rates, we believe that the lower interest rate environment over the past year has also contributed to the increase in the number of consumers applying for loans and refinancing existing debt.

The increase in closed-loan volume from 105,000 in the nine months ended September 30, 2000 to 210,000 in the nine months ended September 30, 2001, a 100% increase, is due not only to the increased transmission volume, but also to certain closed-loan initiatives which have allowed us to maintain a consistent average closed loan rate across all products lines of approximately 11.4%. These initiatives have enabled us to leverage on the greater volume of transmitted qualification forms. Adding to the number and variety of lenders on our network has allowed us to add capacity to handle more, as well as more types of, loan requests through our network. At September 30, 2001 we had 128 participating lenders on our network compared to 112 lenders at September 30, 2000. Furthermore, there has been an increase in the number of lenders utilizing our automation tools.

All other network revenue increased $4.2 million to $4.8 million for the nine months ended September 30, 2001 compared to $0.6 million for the same period in 2000. This increase primarily reflects the addition of realty services to our product offerings, generating approximately $3.4 million of revenue in 2001. $0.8 million of the increase relates to an increase in revenue generated through affinity partner transactions.

During the periods presented we generally charged a standard fee to all lenders for mortgage and home equity transmissions and closed loans. Accordingly, the volume increases noted above for these products contributed directly to the increases in revenue. However, beginning in November of 2001 our revenue will be impacted by a pricing change for our mortgage and home equity offerings. The standard fee for a transmitted loan request on and after November 5, 2001 will increase from $8.00 to $9.00 for both our mortgage and home equity products. The standard fee for closed-loans will change beginning with those that originate from qualification forms completed on and after November 5, 2001. For a closed home equity loan the fee will increase from $250 to $275. The standard fee for a closed mortgage loan will change from a flat $400 to a tiered structure with fees ranging from $300 to $750.

The revenue for the auto, personal and credit card products is also driven by increases in volume; however, the pricing for these products is not standard for all lenders and therefore the revenue does not increase proportionately with the volume increases from quarter to quarter. We do not currently have plans to significantly change pricing arrangements for these products.

Lend-X Technology Revenue

Lend-X technology revenue totaled $4.9 million, or 11% of our revenue, for the nine months ended September 30, 2001. This is an increase of $3.2 million over the same period in 2000. The growth in Lend-X technology revenue in the nine months ended September 30, 2001 is the result of several significant new customizing, licensing and hosting contracts that have been entered into since the third quarter of 2000. The new licensing and hosting contracts contain certain upfront fees that are being recognized as revenue over their expected service periods. For the nine months ended September 30, 2001, two customers accounted for 42% and 29%, respectively, of our Lend-X technology revenue. For the nine months ended September 30, 2000 one customer accounted for 70% of our Lend-X technology revenue. Additionally, some of the Lend-X arrangements provide for transactional revenue derived from volume from customers' sites that have been enabled by our technology. The total of Lend-X technology and network revenue derived from Lend-X partner sources was approximately $3.5 million and $6.5 million, respectively, for the nine months ended September 30, 2000 and 2001.

         GROSS PROFIT AND COST OF REVENUE

Gross profit of $34.9 million (77% of total revenue) for the nine months ended September 30, 2001 was approximately $20.0 million higher than the same period of 2000, which had gross profit of $14.9 million (70% of total revenue). The improvement in gross profit and gross profit percentage is primarily due to the substantial increase in closed-loan volume (as noted above). A significant portion of our costs of revenue are fixed or volume-based related to the transmission of the loan request and as such are incurred whether or not a loan closes. Accordingly, our gross profits tend to increase when closed-loans increase in a period. Additionally, for 2001, volume based credit-scoring fees and network hosting fees did not increase in proportion to volume increases as a result of negotiated vendor price reductions that lowered our monthly costs.

Total cost of revenue increased $4.1 million from $6.3 million in the first nine months of 2000 to $10.4 million in the first nine months of 2001. This increase is principally due to costs related to an increase in the volume of closed-loan transactions such as consumer incentive and promotional costs.

Network Gross Profit and Cost of Revenue

For the nine months ending September 30, 2001, network gross profit was $31.1 million (77%) compared to $14.2 million (73%) for the same period in 2000.

Network cost of revenue increased $4.0 million from $5.3 million in 2000 to $9.3 million in 2001. $2.4 million of this increase is a result of the addition of realty services to our product offerings in August 2000 and reflects incentives and promotional payments made directly to consumers that closed a realty transaction with a broker on our network. $0.9 million of this increase is related to payments to consumers that requested and qualified for a credit card and also closed a loan through our network of lenders and gift certificates provided for closing a loan.

Other costs of revenue, principally personnel costs increased approximately $1.1 million reflecting increased staffing in our implementation and customer care departments as a result of overall business growth, including the increase resulting from the addition of realty services to our product offerings. Although our volume has increased substantially in 2001 compared to

2000, a proportional increase in staffing was not necessary, as we have improved efficiencies in our customer care processes.


Lend-X technology Gross Profit and Cost of Revenue

For the nine months ending September 30, 2001, Lend-X technology gross profit was $3.8 million (78%) compared to $0.7 million (41%) for the same period in 2000. The increase in gross profit percentage is due to the fact that in the prior year we were expending significant hours on a large fixed-price customization contract, resulting in a low gross profit for the period. Comparatively, in 2001, substantially all of our technology revenue was earned from the recurring revenue recognition of certain upfront fees that are being recognized over each of our contracts' expected service periods and from less labor intensive customization projects, resulting in an significantly improved gross profit for 2001.

Costs of revenue associated with Lend-X technology are principally employment costs related to customizing and/or implementing Lend-X for partners, as well as ongoing server costs related to hosting Lend-X for these partners. These costs increased approximately $0.1 million from the nine months ended September 30, 2000 compared to the same period in 2001.

         OPERATING EXPENSES

Product development expense was approximately $3.4 million for the nine months ended September 30, 2001 and $2.1 million for the same period in 2000. Product development costs consist of expenses incurred related to the ongoing efforts to enhance and maintain the functionality of our Lend-X technology and our Website and include compensation costs, purchased software and consulting costs. The increase from 2000 to 2001 is principally related to higher staff levels in the technology department resulting from the substantial recruiting efforts in second and third quarter of 2000. Additionally in 2000, there were more technology department employee costs captured in cost of revenue primarily related to a significant fixed fee contract.

Marketing and advertising expenses decreased $16.6 million to approximately $29.5 million for the nine months ended September 30, 2001 compared to $46.1 million for the same period in 2000. Following the launch of our February 2000 national advertising campaign, we continued our brand-building efforts, spending significantly on advertising throughout the remainder of 2000 with combinations of radio and television advertising. Comparatively, during 2001, we were able to decrease advertising spending because we were already experiencing high consumer volume on our Website as a result of a wider adoption of on-line lending and higher consumer awareness of our brand. These factors, along with lower interest rates allowed us to reduce our overall advertising spending by approximately 36% from the nine months ending September 30, 2000 to the nine months ending September 30, 2001, while revenue increased approximately 107% during the same period.

Sales, general and administrative expenses increased to $25.9 million for the nine months ended September 30, 2001 from $19.5 million for the same period in 2000. This increase is primarily a result of $3.8 million of higher employee compensation and other related costs due to 2001 reflecting the full impact of the people hired during 2000 (from 125 employees to 230 employees), reflecting the overall growth in our business. $1.3 million of the increase is due to non-cash compensation expenses related to net charges taken as a result of variable accounting treatment on the underlying securities of our Chief Executive Officer's promissory note. This promissory note was amended late in August 2001 resulting in fixed accounting treatment for the underlying securities going forward.

Additionally, the amortization of the intangible assets related to an acquisition made in August 2000 contributed to $2.8 million of the increase. Depreciation expenses increased $1.3 million from the nine months ended September 30, 2000 compared to the nine months ending September 30, 2001, reflecting new equipment and software purchases.

We have been able to reduce our spending in certain areas, such as consulting and travel in the nine months ending September 2001 versus September 2000, by approximately $1.5 million through improved cost management. Recruiting expenses were approximately $0.4 million lower due to decreased hiring efforts in 2001 (we have the same number of people at September 30, 2001 that we had at December 31, 2000). Bad debt expenses were approximately $0.8 million lower due, in part, to improved collection efforts and customer screening.

         LOSS ON IMPAIRED INVESTMENT

In February 2000, we made a $2.5 million equity investment in a company providing wholesale mortgage marketplace services for brokers and lenders over the Internet. In December 2000, we determined that the carrying value of this investment was impaired and we wrote the investment down to its estimated fair value of $0.6 million, recording $1.9 million as a non-operating loss on impaired investment. In June 2001, this company and another entered into a merger agreement and received an additional investment of $9.5 million. We determined that the value of our investment in this combined company was further impaired based on our reduced ownership percentage of the combined company, the financial condition of the combined company, the new investors having a liquidation preference of two-times other investors, and the historical losses from operations of both companies before the merger. Accordingly, we wrote down the investment to its estimated fair value of $0.25 million, recording $0.35 million as a non-operating loss on impaired investment.

         INTEREST INCOME

Interest income consists of interest earned on cash and cash equivalents and restricted and short-term investments. Interest income decreased to $.5 million in the nine months ended September 30, 2001 from $1.9 million in the same period in 2000. This decrease was primarily due to lower average interest earning account balances in 2001 than in 2000.

         INTEREST EXPENSE, FINANCING AND OTHER CHARGES

Interest expense, financing and other charges consists of bank service charges, interest on capital leases and borrowings and other expenses related to our credit facilities. The increase from the nine months ended September 30, 2000 to the nine months ended September 30, 2001 is primarily due to $0.4 million of warrant and other charges related to the termination of our ULLICO credit facility.

         OTHER INFORMATION

For the nine months ended September 30, 2000 and September 30, 2001, net losses included non-cash compensation charges of $1.6 million and $2.3 million, depreciation and amortization of $1.5 million and $5.9 million, and miscellaneous and interest income (expense), net of $1.7 million and $(0.5) million, respectively. Net losses excluding such items were $49.7 million and $15.7 million for the nine months ending September 30, 2000 and 2001, respectively, a 68% decrease.


LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2001, LendingTree had approximately $11.3 million in cash, cash equivalents, restricted short-term investments and short-term investments. Management believes that these existing sources, the availability of existing revolving credit facilities as well as cash generated from operations will be sufficient to fund our operating and capital needs through 2002.

Although we have historically experienced significant revenue growth and we plan to eliminate negative cash flows from future operations, the operating results for future periods are subject to numerous uncertainties. There can be no assurance that revenue growth will continue or that we will be able to achieve or sustain profitability. Hence, our liquidity could be significantly affected. However, if revenue does not grow as anticipated and if we are unable to successfully raise sufficient additional funds through the equity line referred to in footnote 4 to the Financial Statements above, or in another manner, management would reduce discretionary operating expenditures, including advertising and marketing and certain administrative and overhead costs. Failure to generate sufficient revenue or to reduce costs as necessary could have a material adverse effect on our ability to continue as a going concern and to achieve our business objectives.

Additional financing may not be available when needed or, if available, such financing may not be on terms favorable to us. If additional funds are raised through the issuance of equity securities, our shareholders may experience significant dilution.

On July 13, 2001, LendingTree and GE Capital Commercial Services, Inc. ("GE") entered into a loan and security agreement and revolving credit note. Under these arrangements, GE will provide a two-year senior revolving credit facility of up to $15 million. The facility has a two-year term under which we have pledged our accounts receivable. As of September 30, 2001, we had pledged receivables of $4.3 million. Borrowings will be limited to 85% of the eligible accounts receivable and will bear interest at the prime rate. For purposes of computing interest, all payments against borrowings are deemed received by GE three (3) business days following receipt of such payments. We will also pay GE a fee equal to .115% of the eligible accounts receivable arising during the term of the facility. Eligible accounts receivable are subject to significant fluctuation period to period. As of October 31, 2001, we had no borrowings outstanding under the GE Credit facility. Our borrowings have principally been to fund advance purchases of measured media advertising (cable television, network television and spot radio) and also to fund our working capital needs. We were able to purchase premium advertising programming and lock-in significant cost savings with this advance purchase.

A covenant in one of our capital lease agreements requires that we maintain a cash balance of not less than $3.0 million throughout the term of the lease. If our cash balance falls below $3.0 million at the end of a period, we will be required to collateralize the balance of the lease with cash. As of September 30, 2001, the balance of this lease was approximately $0.6 million.

On April 30, 2001, we received approximately $0.4 million, net of approximately $52,000 of offering costs, from the issuance of 128,571 shares of Series A Convertible Preferred Stock.

On March 20, 2001, we received approximately $11.9 million, net of approximately $1.1 million of offering costs, from the issuance of 3,700,001 shares of Series A Convertible Preferred Stock.

In March 2001, we entered into a common stock purchase agreement with Paul Revere Capital Partners, Ltd. ("Paul Revere") for the potential future issuance and sale of up to $24 million of our common stock. Under this arrangement, we, at our sole discretion and during the term ending March 2003, may exercise up to twenty-four monthly drawdowns under which Paul Revere is obligated to purchase a certain number of shares of our common stock.

On September 29, 2000, we received $10 million from an affiliate of Capital Z, our largest investor, in exchange for an Equity Rights Certificate. In conjunction with the March 20, 2001, Series A Convertible Preferred Stock sale, the Equity Rights Certificate was converted into 2,857,143 million shares of the Series A Convertible Preferred Stock.

On August 2, 2000, we acquired certain assets and assumed certain liabilities from another business. The consideration paid for the acquired assets consisted of $6.2 million in cash and 639,077 shares of our common stock.

On February 15, 2000, we completed the sale of 4,197,500 shares of our common stock at an initial public offering price of $12.00 per share, raising approximately $44.9 million net of offering costs, underwriting discounts and commissions.

Excluding our initial public offering, we have financed our operations primarily through private placements of securities, raising over $85 million, net of offering costs, since inception.

Restricted cash at September 30, 2001 of $8.9 million includes $8.6 million of investments that are maintained in an escrow account that was established by us and our advertising agency to maintain funds for non-cancelable and approved expenditures and services of the advertising agency. Disbursements from the escrow account can only be made for advertising expenditures we have approved in advance.

         INCOME TAXES

LendingTree has not generated taxable income for federal or state purposes to date and therefore has not paid any federal or state income taxes since inception. Utilization of our net operating loss carryforwards, which begin to expire in 2011, may be subject to certain limitations under Section 382 of the Internal Revenue Code of 1986, as amended. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, due to the uncertainty regarding its realization.

         FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS

This quarterly report on Form 10-Q contains certain forward-looking statements and information based on our beliefs as well as assumptions made by, and information currently available to us. Many statements made in the 10-Q are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not based on historical facts but are based on beliefs as well as assumptions made by us and information currently available to us. The words "expects", "anticipates", "estimates", "intends", "believes", "plans" and similar expressions are intended to identify forward-looking statements. These statements include, among others, those relating to the growth of our sales, general and administrative spending in the future; our ability to fund our operating and capital needs through 2002 with our existing cash and cash equivalents, restricted short-term investments and short-term investments, together with availability under our revolving credit facilities; the impact of pricing changes on our revenue; the effect of interest rates on our business; our continued revenue growth and its impact on our liquidity; our plans to reduce negative cash flows in the future and our ability to become cash flow positive after 2001. Our actual results could differ materially from the results discussed in any of our forward-looking statements. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

The forward-looking statements reflect our current views with respect to future events and are subject to a number of risks, including, among others, the following: risks related to our financial condition; risks related to our markets and strategy; risks related to the Internet and our technology infrastructure; risks related to legal and regulatory uncertainty and risks related to our stock price and corporate control.

Risks related to our financial condition include the following: if we are unable to obtain additional funds from other financings we may have to significantly curtail the scope of our operations and alter our business model; our business model is unproven and could fail; we have a history of losses and expect losses for 2001; our limited operating history makes our business and prospects difficult to evaluate; our operating results may be negatively impacted by fluctuations in interest rates and substantially all of our assets are pledged under existing revolving credit arrangements and capital lease obligations, and we may be required to collateralize the balance of one of our capital leases with cash.

Risks related to our markets and strategy include the following: our future success is dependent upon increased acceptance of the Internet by consumers and lenders as a medium for lending; lenders in our network are not precluded from offering consumer credit products outside of our exchange; if our participating lenders do not provide competitive levels of service to our consumers, our brand will be harmed and our ability to attract consumers to our Website will be limited; we may not be able to manage our expanding operations effectively; our quarterly operating results are not an indication of our future results and the guidance we provide to analysts may prove to be incorrect; if we are unable to maintain our brand recognition, consumer and lender demand for our service may dwindle; we cannot assure you that any acquisition we elect to make will be successful; and our business could suffer if we lose the services of our Chief Executive Officer.

Risks related to the Internet and our technology infrastructure include the following: we may experience reduced visitor traffic, reduced revenue and harm to our reputation in the event of unexpected network interruptions caused by system failures; breaches of our network security could subject us to increased operating costs as well as litigation and other liabilities; and failure to protect our intellectual property rights could impair our ability to compete effectively.

Risk related to legal and regulatory uncertainty include the following: failure to comply with laws governing our service or material changes in the regulatory environment relating to the Internet could have a material adverse effect on our business; many states require us to obtain licenses to offer our products and we have not obtained those licenses in every state; because some state regulations impose filing obligations on some of our largest stockholders and customers, if any of these parties fail to comply with these filing obligations, we may be unable to obtain or maintain necessary licenses in these states for reasons beyond our control; regulation of the Internet is unsettled, and future regulations could inhibit the growth of the Internet, decrease the number of visitors to our Website or otherwise materially adversely affect our business; and we may be limited or restricted in the way we establish and maintain our online relationships by laws generally applicable to our business.

Risks related to our stock price and corporate control include the following: sales of substantial amounts of our common stock in the public market, including shares issuable upon the conversion of shares of our Series A 8% convertible preferred stock, could reduce the value of our current stockholders' investments; the issuance of shares under our equity line of credit may cause significant dilution to our shareholders and may have an adverse impact on the market price of our common stock; holders of our recently issued our Series A 8% convertible preferred stock have significantly greater rights and preferences than our common stockholders; if our common stock price drops significantly, we may be delisted from the Nasdaq National Market, which could eliminate the trading market for our common stock; we may be unable to access all or part of our equity line facility; it may be difficult for a third party to acquire us, which could depress our stock price; and our executive officers and directors and entities affiliated with them, whose interests may differ from other stockholders, have the ability to exercise significant control over us.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

On July 13, 2001, LendingTree and GE entered into a loan and security agreement and revolving credit note. Under these arrangements, borrowings will bear interest at the prime rate. For purposes of computing interest, all payments against borrowings are deemed received by GE three (3) business days following receipt of such payments. As of November 13, 2001 the prime rate was 5.0% and we had no borrowings outstanding under this facility. We currently believe that the possibility of significant fluctuations in the prime rate is low and accordingly the risk to us of material increases in interest expense on this facility is also low. However, a 1.0% increase in the prime rate on average borrowings under this facility of $2.0 million over the next twelve months would result in additional interest expense of approximately $20,000 during that twelve months.

We currently hold no derivative instruments and do not earn foreign-sourced income. All of our transactions occur in U.S. dollars and we do not have any investments in foreign countries. Accordingly, changes in currency exchange rates related to these types of transactions do not have a direct effect on our financial position or results of operations.

We are subject to market risk under our preferred stock and officer pledge agreements related to our recent financing transaction. These agreements expose us to market risk, as dividends on our Series A Preferred Stock that are paid by increasing the stated value will be recorded based on the fair value of the underlying common stock into which the additional value is convertible. For the three months and nine months ended September 30, 2001, we have recorded $0.1 million and $0.6 million, respectively of dividend charges related to the changes in the fair value of our common stock underlying the Series A Preferred Stock. If we continue to settle the dividend obligations by increasing the stated value of the preferred stock and if the fair value of our common stock were to increase $2.00 per quarter over the next twelve months, we would incur additional fair-value dividend charges of approximately $3.4 million during that twelve-month period.

Additionally, one of our credit facility agreements requires that a portion of the quarterly interest payments be in the form of warrants. The amount of interest expense that we will record will be based upon the estimated fair value of the warrants on the date that they are issued. As of September 30, 2001, no amounts had been borrowed under this facility and no warrant-based interest charges had been incurred.

PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

We were previously named as one of a number of defendants in a putative class action lawsuit originally filed on September 7, 2000 in California Superior Court in Contra Costa, California. This action for injunctive relief and class action restitution was filed under Cal. Bus. Prof. Code sections 17200 and 17500. The other defendants named in the action are Ohio Savings Bank, Costco Wholesale Corp., Costco Financial Services Inc., First American Title Insurance Company and First American Lenders Advantage. Given the costs and uncertainties of protracted litigation and without admitting any wrong-doing or liability of any kind, we recently settled this case for a nominal amount of money which did not have a material effect on our financial condition, cash flows or results of operations. The court recently approved the settlement.

In October of 2000, we were the subject of a routine examination conducted by the New York State Banking Department ("NYSBD"). At the close of the examination, during the exit interview and again by letter dated August 20, 2001, NYSBD examiners raised an issue as to whether we are obligated to make certain mortgage broker disclosures to consumers under New York state law. We believe that the NYSBD regulation which triggers the disclosures in question is inapplicable to us and we worked with the NYSBD to resolve the issue. We have subsequently agreed to provide certain disclosures requested by the NYSBD and, based upon conversations with the NYSBD, to the best of our knowledge this matter has now been resolved without a finding of a violation and without imposition of fines or forfeitures against us.

On September 10, 2001, Block Financial Corporation ("Block") filed a complaint in the United States District Court for the Western District of Missouri [Block Financial Corporation v. LendingTree, Inc., Case Number 01-1007-CV-W-3], against us, alleging that our financial card (credit card) qualification form processing system infringes its U.S. Patent No. 6,014,645 entitled, "Real-Time Financial Card Application System." Although we have not yet filed an answer to the complaint, we believe that we have meritorious defenses to Block's claims and we intend to vigorously defend ourselves in connection with this action. . The complaint seeks both monetary and injunctive relief. As the lawsuit is in an early stage, we cannot determine the effect, if any, on our results of operations, financial position or cash flows.

We are involved in litigation from time to time that is routine in nature and incidental to the conduct of our business. We believe that the outcome of any such litigation would not have a material adverse effect on our financial condition or the results of operations.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

(a) EXHIBITS:

NUMBER    DESCRIPTION
------    -----------
10.1      LendingTree, Inc. 2001 Stock Incentive Plan dated August 23, 2001
10.2 Letter of Understanding between LendingTree, Inc. and Douglas R. Lebda Dated September 24, 2001
10.3 Officer Grant Letter Between LendingTree, Inc. and Douglas R. Lebda Dated September 28, 2001
10.4      LendingTree, Inc. Employee Stock Purchase Plan dated July 1, 2001

(b) REPORTS ON FORM 8-K:

On July 26, 2001, we filed a report on Form 8-K to report that LendingTree, Inc. and GE Capital and Commercial Services, Inc. entered into a loan and security agreement and revolving credit note, report on our second quarter 2001 financial results and announce that we had accepted the resignation of a board member and appointed a new director.

On September 13, 2001, we filed a report on Form 8-K to report that we had announced results of a third-party brand tracking study. The study measured Total Brand Awareness both nationally and within major metropolitan areas among adults 19-54 for brands competing within the online lending market. The results show the LendingTree brand enjoys 59% Total Brand Awareness among adults nationwide, and that Total Brand Awareness among frequent Internet users in major metropolitan markets is 70%.

                                    SIGNATURE

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       LENDINGTREE, INC.


Date:  November 14, 2001               By: /s/ Keith B. Hall
       -----------------                   -------------------------------------
                                           Keith B. Hall, Senior Vice President,
                                           Chief Financial Officer and Treasurer

                            2001 STOCK INCENTIVE PLAN
                              OF LENDINGTREE, INC.
                            (REVISED AUGUST 23, 2001)

1.       PURPOSE AND TYPES OF AWARDS

         The purpose of the 2001 Stock Incentive Plan of LendingTree, Inc. (the "Plan") is to promote the long-term growth and profitability of LendingTree, Inc. (the "Company") by (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Company, and (ii) enabling the Company to attract, retain and reward the best available persons for positions of substantial responsibility.

         The Plan permits the granting of Options (including Incentive Stock Options), Restricted Stock, Phantom Stock Units, Stock Bonuses and Other Stock-Based Awards.

2.       DEFINITIONS

         Under the Plan, except where the context otherwise indicates, the following definitions apply:

         (a) "Affiliate" shall mean any entity, whether now or hereafter existing, that controls, is controlled by, or is under common control with, the Company (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, "control" shall mean ownership of 50% or more of the voting power of the entity.

         (b) "Award" shall mean any Option, Restricted Stock, Phantom Stock Unit, Stock Bonus or Other Award granted under the Plan.

         (c) "Award Agreement" shall mean a written agreement between the Company and a Grantee memorializing the terms and conditions of an Award granted pursuant to the Plan.

         (d)      "Board" shall mean the board of directors of the Company.

         (e) "Cause" shall mean, unless the Grantee is a party to a written employment agreement with the Company or an affiliate which contains a definition of "cause," "termination for cause" or any other similar term or phrase, in which case "Cause" shall have the meaning set forth in such agreement: (i) any substantiated act by the Grantee involving dishonesty or bad faith against the Company or an affiliate, or any act or omission that demonstrates a lack of integrity of Grantee with respect to the Company or an affiliate; (ii) the Grantee engaging in acts or omissions that demonstrably and materially injure the business and affairs of the Company or an affiliate, monetarily or otherwise; (iii) a breach or threatened breach by the Grantee of any non-competition or confidentiality agreement entered into between Grantee and the Company or its affiliate; (iv) the chronic use of alcohol, drugs or other similar substances affecting the Grantee's work performance; or (v) the Grantee being convicted of, or pleading guilty or no lo contendere to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude. The good faith determination by the Committee of whether a Grantee's employment or service relationship was terminated by the Company for `Cause' shall be final and binding for all purposes hereunder.

         (f) "Change in Control" shall mean (i) the acquisition by any Person of shares of the Company's stock representing more than 50.0% of the total voting power of the Company; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; (iii) any merger, share exchange, consolidation or other reorganization or business combination in which the Company is not the surviving or continuing corporation or in which the Company's stockholders do not control greater than 50.0% of the voting power of the surviving or continuing corporation, or in which the Company's stockholders become entitled to receive cash, securities of the Company other than voting common stock, or securities of another issuer; or (v) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50.0% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

         (g) "Code" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

         (h) "Committee" shall mean the Board or committee of Board members appointed pursuant to Section 3 to administer the Plan.

         (i) "Common Stock" shall mean shares of the Company's common stock, par value one cent ($0.01) per share.

         (j) "Disability" shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. The Committee may require such proof of Disability as the Committee in its sole discretion deems appropriate and the Committee's determination as to whether Grantee is Disabled shall be final and binding on all parties concerned.

         (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (l) "Fair Market Value" of a share of the Common Stock for any purpose on a particular date shall be determined in a manner such as the Committee shall in good faith determine to be appropriate; provided, however, that in the case of Incentive Stock Options, the determination of Fair Market Value shall be made by the Committee in good faith in conformance with the Treasury Regulations under Section 422 of the Code.

         (m) "Grant Date" shall mean the date on which the Committee formally acts to grant an Award to a Grantee or such other date as the Committee shall so designate at the time of taking such formal action.

         (n) "Grantee" shall mean a person granted an Award pursuant to the Plan.

         (o) "Incentive Stock Option" shall mean an Option that is an 'Incentive Stock Option' within the meaning of Section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

         (p) "Issue Date" shall mean the date established by the Committee on which certificates representing Restricted Stock shall be issued by the Company pursuant to the terms of Section 7(a).

         (q) "Non-Qualified Option" shall mean an Option other than an Incentive Stock Option.

         (r) "Option" shall mean an option to purchase Common Stock granted pursuant to Section 6.

         (s) "Other Stock-Based Award" shall mean an award granted pursuant to Section 10.

         (t) "Outside Director" shall mean each Director who is not an employee or executive officer of the Company.

         (u) "Parent" shall mean a corporation, whether now or hereafter existing, within the meaning of the definition of 'parent corporation' provided in Section 424(e) of the Code, or any successor thereto of similar import.

         (v) "Performance Goals" shall mean performance goals determined by the Committee in its sole discretion. Such goals may be based on one or more or none of the following criteria: (i) pre-tax income or after-tax income, (ii) operating profit, (iii) return on equity, assets, capital or investment, (iv) earnings or book value per share, (v) sales or revenues, (vi) operating expenses, (vii) Common Stock price appreciation; (viii) implementation or completion of critical projects or processes; (ix) increase in the volume of qualification forms completed or submitted, which goals may be expressed in terms of absolute numbers and/or as a percentage increase; (x) comparison of actual performance during a performance period against budget for such period; (xi) increase in the number of loans closed, which increase may be measured by type(s) of loan or in the aggregate; (xii) growth of revenue, which growth may be expressed in terms of absolute numbers and/or as a percentage increase; or (xiii) reductions in expenses, which reductions may be expressed in terms of absolute numbers and/or as a percentage decrease; provided that with respect to clauses (xi) through (xiii), such achievement may be measured against budget for the same period. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no vesting will occur, levels of performance at which specified vesting will occur, and a maximum level of performance at which full vesting will occur. Each of the foregoing Performance Goals shall be determined in accordance with generally accepted accounting principles and shall be subject to certification by the Committee; provided that the Committee shall have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

         (w) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         (x)      "Phantom Stock" shall mean the right, granted pursuant to
                  Section 8, to receive in cash or shares the Fair Market Value of a share of Common Stock.

         (y) "Restricted Stock" shall mean a share of Common Stock which is granted pursuant to the terms of Section 7 and which is subject to the restrictions set forth in Section 7(c).

         (z) "Retirement" shall mean termination of a Grantee's employment or service, other than for Cause, on or after attainment of age 65.

         (aa) "Rule 16b-3" shall mean Rule 16b-3 as in effect under the Exchange Act on the effective date of the Plan, or any successor provision prescribing conditions necessary to exempt the issuance of securities under the Plan (and further transactions in such securities) from Section 16(b) of the Exchange Act.

         (bb) "Stock Bonus" shall mean a bonus payable in shares of Company Stock granted pursuant to Section 9.

         (cc) "Subsidiary" and "Subsidiaries" shall mean only a corporation or corporations, whether now or hereafter existing, within the meaning of the definition of `subsidiary corporation' provided in Section 424(f) of the Code, or any successor thereto of similar import.

         (dd) "Ten Percent Stockholder" shall mean a Grantee who owns (within the meaning of Section 422(b)(6) of the Code, after the application of the attribution rules in Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company, or its Parent or Subsidiary corporations.

         (ee) "Vesting Date" shall mean the date established by the Committee on which Restricted Stock or Phantom Stock may vest.

3.       ADMINISTRATION

         (a) Procedure. The Plan shall be administered by the Board. In the alternative, the Board may appoint a Committee consisting of not less than two members of the Board to administer the Plan on behalf of the Board, subject to such terms and conditions as the Board may prescribe. The members of the Committee shall be both "non-employee directors" within the meaning of Rule 16b-3 and, to the extent that the Board has resolved to take actions necessary to enable compensation arising with respect to Awards under the Plan to constitute performance-based compensation for purposes of
Section 162(m) of the Code, "outside directors" within the meaning of Section 162(m) of the Code. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. The Board or the Committee may delegate to senior management of the Company authority to make grants of Awards to employees of the Company who are not executive officers or directors of the Company. From time to time, the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and, thereafter, directly administer the Plan. In the event that the Board is the administrator of the Plan in lieu of a Committee, the term "Committee" as used herein shall be deemed to mean the Board.

         The Committee shall meet at such times and places and upon such notice as it may determine. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all of the members of the Committee shall be valid acts of the Committee.

         Members of the Board or the Committee who are either eligible for Awards or have been granted Awards may vote on any matters affecting the administration of the Plan or the grant of Awards pursuant to the Plan, except that no such member shall act upon the granting of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which action is taken with respect to the granting of an Award to him or her.

         (b) Powers of the Committee. The Committee shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Award Agreements evidencing such Awards and establish programs for granting Awards. The Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to:

         (i) determine the eligible persons to whom, and the time or times at which, Awards shall be granted;

         (ii)     determine the types of Awards to be granted;

         (iii)    determine the number of shares to be covered by each Award;

         (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Committee shall deem appropriate;

         (v) modify, extend or renew outstanding Awards, accept the surrender of outstanding Awards and substitute new Awards;

         (vi) accelerate or otherwise change the time in which an Award may be exercised or become payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any Grantee's employment or service; and

         (vii) to establish objectives and conditions, if any, for earning the grant of an Award.

The Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Committee deems necessary or advisable and to interpret same, all within the Committee's sole and absolute discretion.

         (c) Limited Liability. To the maximum extent permitted by law, no member of the Board or Committee shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

         (d) Indemnification. To the maximum extent permitted by law and the Company's charter or by-laws, the members of the Board and Committee shall be indemnified by the Company in respect of all their activities under the Plan.

         (e) Effect of Committee's Decision. All actions taken and decisions and determinations made by the Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Committee's sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any participants in the Plan and any other employee of the Company, and their respective successors in interest.

4.       SHARES AVAILABLE FOR THE PLAN

         Subject to adjustments as provided in Section 13, the shares of stock that may be delivered or purchased with respect to Awards granted under the Plan, including with respect to Incentive Stock Options intended to qualify under Section 422 of the Code, shall not exceed an aggregate of 4,000,000 shares of Common Stock of the Company. The Company shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided below. No executive officer of the Company shall receive Awards within any 12-month period covering more than 4,000,000 shares of Common Stock If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares without the delivery of shares of Common Stock or other consideration, the shares subject to such Award shall thereafter be shares with respect to which further Awards may be granted under the Plan.

         In the event that the Committee shall determine that any reclassification, recapitalization, stock split, dividend or other distribution (whether in the form of cash, stock or other property), combination, merger, consolidation, spin-off, share exchange, repurchase or other similar corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Grantees under the Plan, the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan shall be adjusted to reflect such event, and the Committee shall make such adjustments as it deems appropriate and equitable in the number, kind and price of shares covered by outstanding Awards previously granted under the Plan, and in any other matters which relate to Awards and which are affected by the changes in the Common Stock referred to above; provided, however, that with respect to Incentive Stock Options, such adjustment shall be made in accordance with
Section 424(h) of the Code.

         The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in the preceding paragraph of this Section 4) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

5.       PARTICIPATION

         Participation in the Plan shall be open to all employees, directors, officers and consultants of the Company, or of any Affiliate of the Company, as may be selected by the Committee from time to time. Notwithstanding the foregoing, participation in the Plan with respect to grants of Incentive Stock Options shall be limited to employees of the Company or of any Parent or Subsidiary of the Company.

         Awards may be granted to such eligible persons and for such number of shares of Common Stock as the Committee shall determine, subject to the limitations in Section 4. A grant of any type of Award made in any one year to an eligible person shall neither guarantee nor preclude a further grant of that or any other type of Award to such person in that year or subsequent years.

6.       STOCK OPTIONS

         Subject to the other applicable provisions of the Plan, the Committee may from time to time grant to eligible participants Awards of Incentive Stock Options or Non-Qualified Stock Options. In addition to such terms and conditions as may not inconsistent with the terms of the Plan and shall be set forth in the applicable Award Agreement, Options shall be subject to the following terms and conditions.

         (a) Grant of Option. The grant of an Option shall be evidenced by a Award Agreement, executed by the Company and the Grantee, stating the number of shares of Common Stock subject to the Option evidenced thereby and the terms and conditions of such Option, in such form as the Committee may from time to time determine.

         (b) Price. The price per share payable upon the exercise of each Option ("exercise price") shall be determined by the Committee in its discretion; provided, however, that in the case of Incentive Stock Options, the exercise price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date.

         (c) Term and Exercisability. Unless otherwise determined by the Committee at the time of grant, the term of each Option shall be no longer than 10 years from the Grant Date; provided, however, that in the case of Incentive Stock Options, the term of such option shall not exceed 10 years from the Grant Date. Unless earlier terminated pursuant to the provisions of the Plan or the Award Agreement, each Option shall become vested in accordance with the vesting schedule specified in the Award Agreement, which vesting schedule shall be determined by the Committee in its discretion.

         (d) Payment. Options may be exercised in whole or in part by payment of the exercise price of the shares to be acquired in accordance with the provisions of the Award Agreement, or such rules and regulations as the Committee may have prescribed, or such determinations, orders, or decisions as the Committee may have made. Payment may be made by one or a combination of the following methods: (i) in cash (or cash equivalents acceptable to the Committee); (ii) the surrender of previously acquired shares of Common Stock having a Fair Market Value less than or equal to the aggregate exercise price, which shares shall have been held by the Grantee for at least six months prior to the date of such surrender; (iii) if so determined by the Committee as of the Grant Date and set forth in the applicable Award Agreement, authorization for the Company to withhold a number of shares otherwise payable pursuant to the exercise of an Option having a Fair market Value less than or equal to the aggregate exercise price; or (iv) by delivery of a properly executed exercise notice, together with irrevocable instructions: (1) to a brokerage firm designated by the Grantee and approved by the Company to deliver promptly to the Company the aggregate amount of sale or loan proceeds to pay the exercise price and any withholding tax obligations that may arise in connection with the exercise, and (2) to the Company to deliver the certificates for such purchased shares directly to such brokerage firm. The Committee may, in its sole discretion, authorize the Company to make or guarantee loans to Grantees to assist Grantees in exercising Options.

         (e) Exercise of Options Following Termination of Employment or Service Relationship. Subject to Section 6(f) (with respect to Incentive Stock Options) and unless otherwise determined by the Committee in its discretion, Options shall be subject to the following conditions with respect to their post-termination exercisability.

                  (i) Following Termination of Employment or Service Relationship for Reasons Other Than Death, Disability or Retirement. Unless otherwise determined by the Committee in its sole discretion, the vested portion of any then outstanding Option held by such Grantee shall remain exercisable for 90 days after the date the Grantee is no longer employed by, nor in a service relationship with, the Company and its affiliates for any reason other than the Grantee's death, Disability, or Retirement, following which period the Option shall terminate. Notwithstanding the foregoing, a Grantee's Options shall terminate in their entirety, whether or not vested, upon termination of the employment or service relationship of the Grantee by the Company or an affiliate for Cause.

                  (ii) Following Grantee's Death. Unless otherwise determined by the Committee in its sole discretion, following a Grantee's death such Grantee's executor, personal representative, or the person to whom an Option shall have been transferred by will or the laws of descent and distribution, as the case may be, may exercise the vested portion of any then outstanding Option transferred to such individual for one year; provided, that the Committee may, in its sole discretion, provide that an Option granted to a non-employee director may remain exercisable following such director's death for up to three years if so determined by the Committee as of the Grant Date and set forth in the applicable Award Agreement.

                  (iii) Following Termination of Employment or Service Relationship by Reason of Disability or Retirement. Unless otherwise determined by the Committee in its sole discretion, in the event that a Grantee ceases, by reason of Disability or Retirement, to be an employee of or in a service relationship with the Company or an Affiliate, the vested portion of an outstanding Option then held by such Grantee may be exercised in whole or in part at any time within one year after the date of Disability or Retirement, as the case may be, following which period the Option shall terminate.

                  (iv) Notwithstanding anything to the contrary in the Plan, no Option shall remain exercisable beyond the original term of such Option, as stated in the Award Agreement evidencing such Option.

         (f) Restrictions on Incentive Stock Options. Incentive Stock Options granted under the Plan shall comply in all respects with Section 422 of the Code and, as such, shall meet the following additional requirements:

                  (i) Designation. No Option shall be an Incentive Stock Option unless so designated by the Committee at the time of grant in the Award Agreement.

                  (ii) Exercise Price and Term. The exercise price per share of an Incentive Stock Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the Grant Date, and the term of such Option shall not exceed ten years; provided, however, that the exercise price of any Incentive Stock Option granted to a Ten Percent Stockholder shall be not less than 110% of the Fair Market Value of the Common Stock on the Grant Date, and the term of such Option shall not exceed five years.

                  (iii) Limitation on Shares. The aggregate Fair Market Value (determined as of the Grant Date) of shares of Common Stock with respect to which any Incentive Stock Options first become exercisable by a Grantee in any calendar year under this or any other plan of the Company and its Parent and Subsidiary corporations may not exceed $100,000 or such other amount as may be permitted from time to time under Section 422 of the Code. To the extent that such aggregate Fair Market Value shall exceed $100,000, or other applicable amount, such Options shall be treated as Non-Qualified Stock Options. In such case, the Company may designate the shares of Common Stock that are to be treated as stock acquired pursuant to the exercise of an Incentive Stock Option by issuing a separate certificate for such shares and identifying the certificate as Incentive Stock Option shares in the stock transfer records of the Company.

                  (iv) Grantee. Incentive Stock Options shall only be issued to employees of the Company, or of a Parent or Subsidiary of the Company.

                  (v) Tandem Awards Prohibited. An Incentive Stock Option may not be granted in tandem with any other Award in such a manner that the exercise of one affects a Grantee's right under the other.

                  (vi)     Post-Termination Exercisability.

                           (1) In the event that the employment of a Grantee with the Company and its Affiliates is terminated for Cause, all outstanding Incentive Stock Options held by such Grantee, whether or not vested, shall be immediately forfeited and cancelled as of the effective date of such termination.

                           (2) In the event that the employment of a Grantee with the Company and its Affiliates is terminated due to such Grantee's Disability, all outstanding Incentive Stock Options held by such Grantee (or such Grantee's beneficiary, if applicable) may be exercised, to the extent exercisable at the effective date of such termination, for a period not to exceed one year following the effective date of such termination.

                           (3) In the event that the employment of a Grantee is terminated for any other reason, all outstanding Incentive Stock Options held by such Grantee may be exercised, to the extent exercisable at the effective date of such termination, for a period not to exceed three months following the effective date of such termination.

         (g) Outside Director Program. Outside Directors shall be entitled to grants of Options under the terms and conditions set forth in this Section 6(g) and otherwise in accordance with the terms and conditions of the Plan.

                  (i) Identification of Options. Each Option granted under this Section 6(g) shall be designated a Non-Qualified Stock Option in the Award Agreement evidencing such Option.

                  (ii) Grant Upon Election or Appointment. As of the date of the initial election or appointment to the Board of an Outside Director who is a beneficial owner or represents an organization that is a beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of less than five percent (5%) of the combined voting power of the Company (such date, the "Initial Grant Date"), such Director shall be granted, without further action on the part of the Board or the Committee, an Option to purchase a number of whole shares of Common Stock calculated by dividing $66,000 by one-third of the Grant Value of the Common Stock, calculated as of the Initial Grant Date and rounded to the nearest whole share.

                  (iii) Annual Grants. Immediately following each annual meeting of the Company's stockholders (the "Annual Grant Date"), each Outside Director then serving shall be granted, without further action on the part of the Board or the Committee, an Option to purchase a number of whole shares of Common Stock, calculated by dividing $22,000 by one-third of the Grant Value of the Common Stock, calculated as of such date and rounded to the nearest whole share; provided, however, that each such Director shall, prior to the Annual Grant Date, be given the opportunity to make the election provided for in Section 6(g)(vi).

                  (iv) For purposes of Section 6, "Grant Value" means (a) if the Common Stock is then traded on any national securities exchange or any automated quotation system, the average closing price rounded to three
                           (3) decimal places of the Common Stock for the five
                           (5) trading days immediately preceding the Initial Grant Date and/or the Annual Grant Date, as applicable, or (b) if the Common Stock is not then traded on any national securities exchange or any automated quotation system, the per share Fair Market Value of the Common Stock.

                  (v)      Term and Exercise of Options.

                           (1) Each Option granted under this Section 6(g) shall have a term of ten years.

                           (2) Each Option granted under this Section 6(g) shall become cumulatively exercisable with respect to twenty-five percent (25%) of the shares covered thereby on each of the following dates: (1) the date which is three months following the Initial Grant Date or Annual Grant Date, as applicable; (2) the date which is six months following the Initial Grant Date or Annual Grant Date, as applicable; (3) the date which is nine months following the Initial Grant Date or Annual Grant Date, as applicable; and (4) the first anniversary of the Initial Grant Date or Annual Grant Date, as applicable.

                           (3) Each Option granted under this Section 6(g) may be exercised, in whole or in part, with respect to whole shares of Common Stock, to the extent then exercisable.

                           (4) Each Option granted under this Section 6(g) shall be exercised by delivering notice to the Company's principal office, to the attention of its Secretary. Such notice shall be accompanied by the applicable Award Agreement, shall specify the number of whole shares of Common Stock with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Grantee or other person then having the right to exercise the Option. The methods of payment with respect to the exercise price of Options granted under this Section 6(g) shall be consistent with Section 6(d).

                  (vi) Annual Grant Election. Prior to the Annual Grant Date, each Outside Director may elect, subject to his or her receiving the grant provided in Section 6(g)(iii), to receive as of the Annual Grant Date, in lieu of the Option described in Section 6(g)(iii), a grant of a number of shares of Restricted Stock calculated by dividing $22,000 by the Grant Value of the Common Stock as of the Annual Grant Date. The Award Agreement evidencing such grant of Restricted Stock shall provide that the restrictions (as determined in accordance with Section 7) applicable to such Award shall cumulatively lapse with respect to twenty-five percent (25%) of the shares covered thereby on each of the following dates: (1) the date which is three months following the Annual Grant Date; (2) the date which is six months following the Annual Grant Date; (3) the date which is nine months following the Annual Grant Date; and (4) the first anniversary of the Annual Grant Date.

         (h) Exercise Prior to Vesting. The Committee may in its sole discretion provide at the time of grant of any Option that the Grantee may elect at any time during both (1) the term of such Option and (2) the period during which such Grantee is employed by or providing services to the Company or any of its Affiliates, that the Grantee may exercise all or any portion of such Option, including the unvested portion of such Option; provided, however, that

                  (i) a partial exercise of such Option shall be deemed to cover first vested shares and then the earliest vesting installment of unvested shares;

                  (ii) any shares so purchased from installments which have not vested as of the date of exercise shall be subject to a repurchase option in favor of the Company, the terms of which shall be set forth in the Award Agreement evidencing such Option;

                  (iii) the Grantee shall enter into a form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

                  (iv) if such Option is an Incentive Stock Option, then, the maximum vesting provisions of Section 6(f)(iii) shall continue to apply with respect to such shares.

         (i) Restrictions on Transfer. The Committee may in its sole discretion provide at the time of grant of any Option that, upon its exercise, the shares of Common Stock to be issued to the Grantee shall be subject to such restrictions on transfer as the Committee may determine are advisable.

7.       RESTRICTED STOCK

         (a) Issue Date and Vesting Date. At the time of the grant of an Award of Restricted Stock, the Committee shall establish an Issue Date or Issue Dates and a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Issue Date and/or Vesting Date for each class. If the Grantee is employed by or providing services to the Company on an Issue Date (which may be the Grant Date), the specified number of shares of Restricted Stock shall be issued in accordance with the provisions of Section 7(e). Provided that all conditions to the vesting of a share of Restricted Stock imposed pursuant to Section 7(b) are satisfied, and except as provided in Section 7(g), upon the occurrence of the Vesting Date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 7(c) shall lapse.

         (b) Conditions to Vesting. At the time of the grant of shares of Restricted Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate.

         (c) Restrictions on Transfer Prior to Vesting. Prior to the vesting of a share of Restricted Stock, no transfer of a Grantee's rights with respect to such share, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted. Immediately upon any attempt to transfer such rights, such share, and all of the rights related thereto, shall be forfeited by the Grantee.

         (d) Dividends on Restricted Stock. The Committee in its discretion may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on such shares have lapsed.

         (e) Issuance of Certificates.

                  (i) Reasonably promptly after the Issue Date with respect to shares of Restricted Stock, the Company shall cause to be issued a stock certificate, registered in the name of the Grantee to whom such shares were granted, evidencing such shares; provided, that the Company shall not cause such a stock certificate to be issued unless it has received a stock power duly endorsed in blank with respect to such shares. Each such stock certificate shall bear the following legend:

                           THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE PROVISIONS AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE 2001 STOCK INCENTIVE PLAN OF LENDINGTREE, INC. AND AN AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND THE COMPANY. A COPY OF THE PLAN AND AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE COMPANY, 11115 RUSHMORE DRIVE, CHARLOTTE, NC 28277.

                           Such legend shall not be removed until such shares vest pursuant to the terms hereof.

                  (ii) Each certificate issued pursuant to this Section 7(e), together with the stock powers relating to the shares of Restricted Stock evidenced by such certificate, shall be held by the Company unless the Committee determines otherwise.

         (f) Consequences of Vesting. Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 7(c) shall lapse with respect to such share. Reasonably promptly after a share of Restricted Stock vests, the Company shall cause to be delivered to the Grantee to whom such shares were granted, a certificate evidencing such share, free of the legend set forth in Section 7(e).

         (g) Effect of Termination of Employment. Subject to such other provision as the Committee may set forth in the applicable Agreement, and to the Committee's amendment authority pursuant to Section 15, upon the termination of a Grantee's employment for any reason, any and all shares to which restrictions on transferability apply shall be immediately forfeited by the Grantee and transferred to, and reacquired by, the Company. In the event of a forfeiture of shares pursuant to this Section 7(g), the Company shall repay to the Grantee (or the Grantee's estate) any amount paid by the Grantee for such shares. In the event that the Company requires a return of shares, it shall also have the right to require the return of all dividends paid on such shares, whether by termination of any escrow arrangement under which such dividends are held or otherwise.

         (h) Special Provisions Regarding Restricted Stock. Notwithstanding anything to the contrary contained herein, Restricted Stock granted pursuant to this Section 7 may be based on the attainment of Performance Goals. Such shares of Restricted Stock shall be released from restrictions only after the attainment of such Performance Goals has been certified by the Committee.

8.       PHANTOM STOCK

         (a) Vesting Date. At the time of the grant of shares of Phantom Stock, the Committee shall establish a Vesting Date or Vesting Dates with respect to such shares. The Committee may divide such shares into classes and assign a different Vesting Date for each class. Provided that all conditions to the vesting of a share of Phantom Stock imposed pursuant to Section 8(c) are satisfied, and except as provided in Section 8(d), upon the occurrence of the Vesting Date with respect to a share of Phantom Stock, such share shall vest.

         (b) Benefit Upon Vesting. Upon the vesting of a share of Phantom Stock, the Grantee shall be entitled to receive, within 30 days of the date on which such share vests, an amount, in cash and/or shares of Common Stock, as determined by the Committee, equal to the sum of (i) the Fair Market Value of a share of Common Stock on the date on which such share of Phantom Stock vests and
(ii) the aggregate amount of cash dividends paid with respect to a share of Common Stock during the period commencing on the date on which the share of Phantom Stock was granted and terminating on the date on which such share vests.

         (c) Conditions to Vesting. At the time of the grant of shares of Phantom Stock, the Committee may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate.

         (d) Effect of Termination of Employment. Subject to such other provision as the Committee may set forth in the applicable Agreement, and to the Committee's amendment authority pursuant to Section 15, shares of Phantom Stock that have not vested, together with any dividends credited on such shares, shall be forfeited upon the Grantee's termination of employment for any reason.

         (e) Special Provisions Regarding Awards. Notwithstanding anything to the contrary contained herein, the vesting of Phantom Stock granted pursuant to this Section 8 may be based on the attainment by the Company of one or more Performance Goals. No payment in respect of any such Phantom Stock award will be paid until the attainment of the respective Performance Goals have been certified by the Committee.

9.       STOCK BONUSES

         In the event that the Committee grants a Stock Bonus, a certificate for the shares of Common Stock comprising such Stock Bonus shall be issued in the name of the Grantee to whom such Award was granted and delivered to such Grantee as soon as practicable after the date on which such Stock Bonus is payable.

10.      OTHER STOCK-BASED AWARDS

         Other forms of Awards ("Other Stock-Based Awards") valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Common Stock to be granted pursuant to such Other Stock-Based Awards and all other conditions of such Other Stock-Based Awards.

11.      WITHHOLDING OF TAXES

         The Company may require, as a condition to the exercise of any Option under the Plan or the delivery of certificates for shares issued or payments of cash to a Grantee pursuant to the Plan or an Award Agreement (hereinafter collectively referred to as a "taxable event"), that the Grantee pay to the Company in cash any federal, state or local taxes of any kind required by law to be withheld with respect to any taxable event under the Plan. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a Grantee any federal, state or local taxes of any kind required by law to be withheld with respect to any taxable event under the Plan, or to retain or sell without notice a sufficient number of the shares to be issued to such Grantee to cover any such taxes. If shares of Common Stock are to be withheld by the Company from shares of Common Stock otherwise to be issued upon the exercise of an Option or in satisfaction or settlement of any Award, for purposes of satisfying withholding tax obligations, the number of shares to be so withheld shall be calculated using the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the taxable event then applicable to such Award. The Committee may, in its sole discretion, authorize the Company to make or guarantee loans to Grantees to assist Grantees in satisfying such withholding obligation.

12.      TRANSFERABILITY

         Except as otherwise determined by the Committee, and in any event in the case of an Incentive Stock Option, no Award granted under the Plan shall be transferable by a Grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Committee in accord with the provisions of the immediately preceding sentence, an Option may be exercised during the lifetime of the Grantee, only by the Grantee or, during the period the Grantee is under a legal disability, by the Grantee's guardian or legal representative.

13.      CHANGE IN CONTROL

         In the event of a Change in Control, 50% of the time-vesting portion of any outstanding Award (i.e., that portion of an Award that vests or becomes exercisable only through the passage of time and is not subject to any Performance Goal) that is not then vested and/or exercisable shall become immediately vested and/or exercisable. In addition to the acceleration provided for in the immediately preceding sentence, the Committee may, in its sole discretion, provide that all or any part of the remaining portion of an outstanding Award that is not then vested and/or exercisable shall become immediately vested and/or exercisable.

14.      TERMINATION AND MODIFICATION OF THE PLAN

         The Board, without further approval of the stockholders, may modify or terminate the Plan or any portion thereof at any time, except that no modification shall become effective without prior approval of the stockholders of the Company if stockholder approval is necessary to comply with any tax or regulatory requirement or rule of any exchange or listing or quotation system established by the National Association of Securities Dealers, Inc. ("NASDAQ System") upon which the Common Stock is listed or quoted; including for this purpose stockholder approval that is required to enable the Committee to grant Incentive Stock Options pursuant to the Plan or to qualify compensation paid under the plan as "performance based compensation" within the meaning of Section 162(m) of the Code.

         The Committee shall be authorized to make minor or administrative modifications to the Plan as well as modifications to the Plan that may be dictated by requirements of federal or state laws applicable to the Company or that may be authorized or made desirable by such laws. The Committee may amend or modify any outstanding Award in any manner to the extent that the Committee would have had the authority to make such Award as so modified or amended.

15.      NON-GUARANTEE OF EMPLOYMENT OR SERVICE

         Nothing in the Plan or in any Award Agreement thereunder shall confer any right on an employee, director, or consultant to continue in the employ or service of the Company or shall interfere in any way with the right of the Company to terminate an employee or sever any service relationship of an individual at any time.

16.      TERMINATION OF EMPLOYMENT

         For purposes of maintaining a Grantee's continuous status as an employee and accrual of rights under any Award granted pursuant to the Plan, transfer of an employee among the Company and the Company's affiliates shall not be considered a termination of employment with the employer.

17.      WRITTEN AGREEMENT

         Each Award Agreement entered into between the Company and a Grantee with respect to an Award granted under the Plan shall incorporate the terms of this Plan and shall contain such provisions, consistent with the provisions of the Plan, as may be established by the Committee.

18.      NON-UNIFORM DETERMINATIONS

         The Committee's determinations under the Plan (including without limitation determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the agreements evidencing same) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

19.      APPLICATION OF FUNDS

         The proceeds received by the Company from the sale of Common Stock pursuant to Awards granted under the Plan will be used for general corporate purposes.

20.      LISTING AND REGISTRATION

         If the Company determines that the listing, registration or qualification upon any securities exchange or upon any NASDAQ System or under any law, of shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of shares thereunder, no such Award may be exercised in whole or in part, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Company.

21.      COMPLIANCE WITH SECURITIES LAW

         Common Stock shall not be issued with respect to an Award granted under the Plan unless the issuance and delivery of share certificates for such Common Stock pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any national securities exchange or NASDAQ System upon which the Common Stock may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance to the extent such approval is sought by the Committee. All certificates for Common Stock delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or NASDAQ System upon which such securities are then listed or quoted, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

22.      NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS

         Nothing contained in the Plan shall prevent the Company or its Parent or any of its Subsidiaries from adopting or continuing in effect other compensation arrangements (whether such arrangements be generally applicable or applicable only in specific cases) as the Committee in its discretion determines desirable, including without limitation the granting of stock-based incentive awards otherwise than under the Plan.

23.      NO TRUST OR FUND CREATED

         Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Grantee or any other person. To the extent that any Grantee or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

24.      GOVERNING LAW

         The validity, construction and effect of the Plan, of Award Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Board or Committee relating to the Plan or such Award Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of North Carolina, without regard to its conflict of laws rules and principles.

25.      PLAN SUBJECT TO CHARTER AND BY-LAWS

         This Plan is subject to the Charter and By-Laws of the Company, as they may be amended from time to time.

26.      EFFECTIVE DATE; TERMINATION DATE

         The Plan, as amended and restated, is effective as of the date on which the Plan is approved by the Board, or such other date as the Board may specify as the effective date, subject to approval of the stockholders within twelve months before or after such date. No Award shall be granted under the Plan after the close of business on the day immediately preceding the tenth anniversary of the effective date of the Plan. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

                            [LendingTree Letterhead]


                                                            September 24, 2001

Douglas R. Lebda
11115 Rushmore Drive
Charlotte, NC 28277


                  Re:  Company Loans

Dear Sir:

                  We refer to (i) the Amended and Restated Promissory Note, dated as of August 14, 2001 (as amended, modified and supplemented from time to time, the "Note") by Douglas R. Lebda in favor of LendingTree, Inc. (the "Company"), and (ii) the Amended and Restated Pledge Agreement, dated as of August 14, 2001 (as amended, modified and supplemented from time to time, the "Pledge Agreement") among Mr. Lebda and the Company. Capitalized terms used herein and not defined herein shall have the meanings given to such terms in the Note and the Pledge Agreement, as applicable.

                  The Company and Mr. Lebda desire hereby to correct a computational error in the stated principal amount of the Loan evidenced by the Note and secured by the provisions of the Pledge Agreement. Notwithstanding any provisions to the contrary in either the Note or the Pledge Agreement, the undersigned hereby agree and acknowledge the principal amount of the Loan, as of August 14, 2001, to be $2,528,219 (the "Corrected Principal Amount"). All references to the principal amount of the Loan in Note and the Pledge Agreement shall be deemed to refer to the Corrected Principal Amount. The undersigned further agree that the principal payment due on the June 30, 2006 shall be in the amount of $878,220 and that Schedule 1 to the Note is deemed to be so modified.

                  This letter shall be governed by, and construed in accordance with, the internal laws of the State of New York. This letter, together with the Note and the Pledge Agreement, is intended by the parties as the final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement. This letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this letter by facsimile transmission shall be as effective as delivery of a manually signed counterpart hereof.

                  If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by signing in the appropriate spaces below and returning to us the enclosed duplicate originals hereof, whereupon this letter agreement shall become a binding agreement among us.

                                        Very truly yours,

                                        LENDINGTREE, INC.


                                        By:____________________________
                                        Name:
                                        Title:



ACKNOWLEDGED, CONSENTED AND AGREED:

DOUGLAS R. LEBDA

___________________________________

                                                          September 28, 2001

Douglas R. Lebda
11115 Rushmore Drive
Charlotte, NC 28277

                  Re:  Grant

Dear Douglas:

                  In consideration for your valuable service in the position of chief executive officer, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree to the following:

                  LendingTree, Inc. (the "Company") shall, on the date hereof, grant to you an amount equal to $432,000. The grant shall consist of (a) an immediate grant of shares of common stock of the Company in the amount of $136,630 (35,405 shares at the current valuation of $3.859 per share, based on the average market price of the stock for the 5 trading day period ending September 28, 2001) plus $79,370 in cash; and (b) $216,000 in cash payable in equal installments payable on April 15, 2002 and May 30, 2002. The Company shall withhold the cash portion of the grant for payment of all federal, state, local and foreign taxes assessed or to be assessed in connection with such grant.

                  Please indicate your acceptance of the terms hereof by signing below and returning this letter to us.

                                        Very truly yours,

                                        LENDINGTREE, INC.


                                        By:/s/ Keith B. Hall
                                          ----------------------------------
                                        Name: Keith B. Hall
                                        Title: Senior Vice President and CFO


                                        By: /s/ Robert Spass
                                            --------------------------------
                                        Name: Robert Spass
                                        Title:   Director and Chairman of
                                                 Compensation Committee

ACKNOWLEDGED, CONSENTED AND AGREED:

DOUGLAS R. LEBDA

/s/ Douglas R. Lebda
---------------------------

                                LENDINGTREE, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                Amended and Restated Effective as of July 1, 2001


         1. Purpose. The LendingTree, Inc. Employee Stock Purchase Plan, as amended and restated (the "Plan"), is established for the benefit of employees of LendingTree, Inc., a Delaware corporation, and its Designated Subsidiaries. The Plan is intended to provide the employees of the Employer with an opportunity to purchase shares of common stock of the Company. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code, and the provisions of the Plan shall be construed in a manner consistent with the requirements of the Internal Revenue Code.

         2. Definitions.

         (a) "Board" shall mean the Board of Directors of the Company.

         (b) "Change in Capitalization" shall mean any increase, reduction, or change or exchange of Shares for a different number or kind of shares or other securities of the Company by reason of a reclassification, recapitalization, merger, consolidation, reorganization, Share dividend, Share split or reverse Share split, combination or exchange of Shares, repurchase of Shares, change in corporate structure or otherwise.

         (c) "Change in Control" of the Company shall be deemed to occur upon the first to occur of the following: (i) the acquisition by any Person of shares of the Company's stock representing more than fifty percent (50%) of the total voting power of the Company; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; (iii) any merger, share exchange, consolidation or other reorganization or business combination in which the Company is not the surviving or continuing corporation or in which the Company's stockholders do not control greater than fifty percent (50%) of the voting power of the surviving or continuing corporation, or in which the Company's stockholders become entitled to receive cash, securities of the Company other than voting common stock, or securities of another issuer; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

         (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time. A reference to a particular section of the Code shall include reference to any regulations issued under the section and to the corresponding section of any subsequently enacted federal revenue law.

         (e) "Committee" shall mean the Compensation Committee or any other committee of members of the Board appointed by the Board to administer the Plan and to perform the functions set forth herein.

         (f) "Company" shall mean LendingTree, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

         (g) "Compensation" shall mean the fixed salary, wages, commissions, overtime pay and bonuses paid by an Employer to an Employee as reported by the Employer to the United States government for Federal income tax purposes, including an Employee's portion of any compensation deferral contributed on the Employee's behalf to a plan described in Section 401(k) of the Code, any amount excludable pursuant to Section 125 of the Code and any compensation deferral made under a non-qualified deferred compensation plan, but excluding any foreign service allowance, severance pay, expense reimbursement or any credit or benefit under any employee plan maintained by the Employer (other than those described above).

         (h) "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Employee's Employer, if such leave is for a continuous period of not more than ninety (90) days or, if longer, re-employment upon the expiration of such leave is guaranteed by contract or statute.

         (i) "Designated Subsidiary" shall mean (1) any wholly-owned Subsidiary of the Company, or (2) any Subsidiary of the Company that the Board designates from time to time in its sole discretion as eligible to participate in the Plan, which may include any corporation that becomes a Subsidiary of the Company after the adoption of the Plan.

         (j) "Employee" shall mean any person, including an officer, who as of an Offering Date has been regularly employed on a full-time basis by the Company or a Designated Subsidiary of the Company for at least six (6) months; provided, however, that any individual who is employed on a full-time basis as of the first Offering Date under the Plan shall be entitled to participate in the first Offering Period under the Plan.

         (k) "Employer" shall mean, as to any particular Employee, the corporation which employs such Employee, whether it is the Company or a Designated Subsidiary of the Company.

         (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         (m) "Exercise Date" shall mean the last business day of each Purchase Period, except as the Committee may otherwise provide.

         (n) "Fair Market Value" per Share as of a particular date shall mean
(i) the closing sales price per Share on such date, as reported by the Composite Transactions reporting system or if not so reported, as reported by the New York Stock Exchange or (ii) in the event the Shares are not traded on such date, the closing price per Share, as so reported in the immediately preceding date on which trading occurred, or if not so reported, as reported by any national securities exchange on which the Shares are listed.

         (o) "Offering Date" shall mean the first Trading Day of each Offering Period of the Plan. The Offering Date of an Offering Period is the grant date for the options offered in such Offering Period.

         (p) "Offering Period" shall mean a period as described in Section 4 hereof.

         (q) "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of granting an option, each of the corporations other than the Company owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

         (r) "Participant" shall mean an Employee who participates in the Plan.

         (s) "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries,
(ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         (t) "Plan" shall mean the LendingTree, Inc. Employee Stock Purchase Plan, as amended and restated, and as may be further amended from time to time.

         (u) "Plan Year" shall mean the calendar year, except that the first Plan Year shall begin the date the Company's registration statement filed in connection with the initial public offering is declared effective by the Securities and Exchange Commission and shall end on the next December 31.

         (v) "Purchase Period" shall mean each approximately six-month period, within an Offering Period, commencing on the Trading Day next following the last previous Exercise Date in such Offering Period and ending with the next Exercise Date in such Offering Period, except that the first Purchase Period of any Offering Period shall commence on the first Trading Day of such Offering Period and end with the next Exercise Date.

         (w) "Share" shall mean a share of the common stock, par value $.01 per share, of the Company.

         (x) "Subsidiary" shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting an option, each of the corporations other than the last corporation in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.

         (y) "Trading Day" shall mean a day on which national stock exchanges and the NASDAQ system are open for trading.

         3. Eligibility.

         (a) Subject to the requirements of subsection (b) hereof, any person who is an Employee as of an Offering Date shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Offering Date.

         (b) Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option under the Plan to the extent that:

                  (i) immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to
         Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary or Parent of the Company, or

                  (ii) such Employee's right to purchase stock under all employee stock purchase plans of the Company and any Subsidiary or Parent of the Company, including this Plan, accrues at a rate which exceeds twenty-five thousand dollars ($25,000) of the Fair Market Value of such stock for any calendar year in which such option would be outstanding at any time. For purposes of this limit, the Fair Market Value of the stock shall be determined at the Offering Date on which the option is granted.

Any amounts received from an Employee which cannot be used to purchase Shares under this Plan as a result of these limitations will be returned as soon as possible to the Employee without interest.

         4. Offering Periods. The Plan shall be implemented by a series of consecutive, overlapping Offering Periods. The first such Offering Period shall commence on the first Trading Day on or following July 1, 2000 and shall end on the last Trading Day on or before December 31, 2001. Unless otherwise determined by the Committee, Offering Periods commencing on the first Trading Day on or after January 1, 2001 and July 1, 2001 shall have a duration of two (2) years. Thereafter, unless otherwise determined by the Committee, each subsequent Offering Period shall have a duration of eighteen (18) months, commencing on the first Trading Day on or after January 1 or July of each year. The Plan shall continue until terminated in accordance with Section 19 hereof. Subject to
Section 19 hereof, the Committee shall have the power to change the duration and/or the frequency of Offering Periods and/or Purchase Periods with respect to future offerings and shall use its best efforts to notify Employees of any such change at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. In no event shall any option granted hereunder be exercisable more than twenty-seven (27) months from its date of grant.

         To the extent permitted by any applicable laws, regulations, or stock exchange rules, if the Fair Market Value of the Shares on any Exercise Date in an Offering Period is lower than the Fair Market Value of the Shares on the Offering Date of such Offering Period, then all Participants in such Offering Period shall be automatically withdrawn from such Offering Period immediately after the exercise of their option on such Exercise Date and automatically re-enrolled in the immediately following Offering Period as of the first day thereof.

         5. Participation; Grant of Option; Price.

         (a) Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period, by filing a subscription agreement with his or her Employer authorizing payroll deductions in accordance with Section 6 hereof and filing it with the Company or the Employer in accordance with the form's instructions at least ten (10) business days prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Committee for all Employees with respect to a given offering. Such authorization will remain in effect for subsequent Offering Periods, until modified or terminated by the Participant by giving written notice to his or her Employer prior to the next occurring Exercise Date. Additionally, a Participant may participate to a greater extent by authorizing reinvestment of dividends on the Shares held in his or her account (by giving written notice to the Company).

         (b) On each Offering Date, the Company shall commence an Offering Period by granting to a Participant an option to purchase on each Exercise Date during the Offering Period a number of Shares determined by dividing the amounts credited to the Participant's account (as described in Sections 6 and 10) by the applicable option exercise price (as described in Section 5(c)). However, in no event may a Participant be permitted to purchase more than 25,000 Shares during each Purchase Period or more than 25,000 Shares during any calendar year. Such limits shall be subject to adjustment pursuant to Section 17. Options shall also be subject to the limitations set forth in Sections 3(b)(ii) and 11(a). Each option shall be exercisable only on the Exercise Date. The option shall expire on the last day of the Offering Period.

         (c) The option price per Share during an offering shall be eighty-five percent (85%) of the Fair Market Value of a Share on (i) the Offering Date or
(ii) the Exercise Date, whichever is lower.

         6. Payroll Deductions.

         (a) Subject to Section 5(a) hereof, a Participant may, in accordance with rules and procedures adopted by the Committee, authorize a payroll deduction of any whole percentage from one percent (1%) to twenty percent (20%) of such Participant's Compensation each pay period (the permissible range within such percentages to be determined by the Committee from time to time). All payroll deductions made by a Participant shall be credited to such Participant's account under the Plan. Participants may not make contributions to their accounts other than through payroll deduction.

         (b) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a Participant's payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such Participant's subscription agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless terminated by the Participant as provided in Section 9 hereof.

         (c) If a Participant withdraws from the Plan as provided in Section 9, his or her payroll deductions will terminate for the Purchase Period in which such withdrawal occurs. A Participant may increase or decrease the rate of his or her payroll deductions not more than once each Purchase Period by completing and filing with the Employer a new subscription agreement authorizing a change in payroll deduction rate. The Committee may, in its discretion, limit the number of rate changes by a Participant during an Offering Period. A change in rate shall be effective as of the next payroll period following the date of filing of the new subscription agreement.

         7. Exercise of Option.

         (a) Unless a Participant withdraws from the Plan as provided in Section 9 hereof, or unless the Committee otherwise provides, such Participant's election to purchase Shares shall be exercised automatically on the Exercise Date, and the maximum number of Shares (including any fractional Share) subject to such option will be purchased for such Participant at the applicable option price with (i) the accumulated payroll deductions and (ii) cash dividends paid on Shares which have been credited to the Participant's account under the Plan pursuant to Section 10 hereof.

         (b) Any cash balance remaining in a Participant's account after the termination of an Offering Period will be carried forward to purchase Shares during the next Offering Period if the Participant has elected to continue to participate in the Plan. If the Participant has not elected to continue to participate in the Plan, the Participant will receive a cash payment equal to the cash balance of his or her account.

         (c) The Shares purchased upon exercise of an option hereunder shall be credited to the Participant's account under the Plan as of the Exercise Date and shall be deemed to be transferred to the Participant on such date (except that no Shares purchased during the first Offering Period hereunder shall be credited to the Participant's account until payment of the aggregate option price has been completed within the Offering Period). Except as otherwise provided herein, the Participant shall have all rights of a shareholder with respect to such Shares upon their being credited to the Participant's account.

         8. Delivery of Shares.

         (a) As promptly as practicable after receipt by the Company of a written request for withdrawal of Shares from any Participant, the Company shall arrange the delivery to such Participant of a share certificate representing the Shares in the Participant's account which the Participant requests to withdraw (any fractional Share being paid in cash). Subject to Section 8(b) hereof, withdrawals may be made no more frequently than once each Offering Period.

Shares received upon share dividends or share splits shall be treated as having been purchased on the Exercise Date of the Shares to which they relate.

         (b) Notwithstanding anything in Section 8(a) hereof to the contrary, Shares may be withdrawn by a Participant more than once during an Offering Period under the following circumstances: (i) within sixty (60) days following a Change in Control of the Company or (ii) upon the approval of the Committee, in its sole discretion.


         9. Withdrawal; Termination of Employment.

         (a) A Participant may withdraw at any time all, but not less than all, cash amounts in his or her account under the Plan that have not been used to purchase Shares (including, without limitation, the payroll deductions and cash dividends credited to such Participant's account) by giving written notice to the Company prior to the next occurring Exercise Date. All such payroll deductions and cash dividends credited to such Participant's account shall be paid to such Participant promptly after receipt of such Participant's notice of withdrawal and such Participant's option for the Offering Period in which the withdrawal occurs shall be automatically terminated. No further payroll deductions for the purchase of Shares will be made for such Participant during such Offering Period, and any additional cash dividends during the Offering Period shall be distributed to the Participant.

         (b) Upon termination of a Participant's Continuous Status as an Employee during the Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions and cash dividends credited to such Participant's account that have not been used to purchase Shares (and, as to the first Offering Period, any such amounts credited to the account for partial payment for Shares as to which payment has not been completed) shall be returned (and any future cash dividends shall be distributed) to such Participant or, in the case of such Participant's death, to the person or persons entitled thereto under Section 13 hereof, and such Participant's option will be automatically terminated.

         (c) A Participant's withdrawal from an offering will not have any effect upon such Participant's eligibility to participate in a succeeding Offering Period or in any similar plan which may hereafter be adopted by the Company.

         10. Dividends and Interest.

         (a) Cash dividends paid on Shares held in a Participant's account shall be credited to such Participant's account and used in addition to payroll deductions to purchase Shares on the Exercise Date. Dividends paid in Shares or share splits of the Shares shall be credited to the accounts of Participants. Dividends paid in property other than cash or Shares shall be distributed to Participants as soon as practicable.

         (b) No interest shall accrue on or be payable with respect to the payroll deductions or cash dividends credited to a Participant's account under the Plan.

         11. Shares.

         (a) Subject to adjustment as provided in Section 17 hereof, the maximum number of Shares which shall be reserved for sale under the Plan shall be 444,500 Shares, plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2001 equal to the lesser of (i) 400,000 Shares or (ii) a lesser amount determined by the Committee. Such Shares shall be either authorized and unissued Shares or Shares which have been reacquired by the Company. If the total number of Shares which would otherwise be subject to options granted pursuant to Section 5(b) hereof on an Offering Date exceeds the number of Shares then available under the Plan (after deduction of all Shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the Shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option Shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

         (b) Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

         (c) For shares acquired in Offering Periods commencing after January 1, 2002, a Participant may not sell or otherwise dispose of his or her interest in shares acquired under the Plan for at least one (1) year from the Exercise Date on which such shares were acquired.

         12. Administration. The Plan shall be administered by the Committee, and the Committee may select administrator(s) to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held. Except as otherwise provided by the Committee, each Employer shall be charged with all expenses incurred in the administration of the Plan with respect to such Employer's Employees. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

         13. Designation of Beneficiary.

         (a) A Participant may file with the Company, on forms supplied by the Company, a written designation of a beneficiary who is to receive any Shares and cash remaining in such Participant's account under the Plan in the event of the Participant's death.

         (b) Such designation of a beneficiary may be changed by the Participant at any time by written notice to the Company, on forms supplied by the Company. In the event of the death of a Participant and in the absence of a beneficiary who has been validly designated under the Plan and who is living at the time of such Participant's death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant in accordance with the applicable laws of descent and distribution, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

         14. Transferability. Neither payroll deductions, dividends or dividend reinvestments credited to a Participant's account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will, the laws of descent and distribution or as provided in Section 13 hereof). Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 9 hereof.

         15. Use of Funds. All payroll deductions, dividends or dividend reinvestments received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such funds.

         16. Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, dividends and dividend reinvestments, the per Share purchase price, the number of Shares purchased, the aggregate Shares in the Participant's account and the remaining cash balance, if any.

         17. Effect of Certain Changes. In the event of a Change in Capitalization or the distribution of an extraordinary dividend, the Committee shall conclusively determine the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of Shares which have been authorized for issuance under the Plan but have not yet been placed under option, as well as the price per Share covered by each option under the Plan which has not yet been exercised. In the event of a Change in Control of the Company, the Offering Period shall terminate unless otherwise provided by the Committee.

         18. Term of Plan. Subject to the Board's right to discontinue the Plan pursuant to Section 19 hereof, the Plan (and its last Offering Period) shall terminate on the tenth anniversary of the commencement of the first Offering Period. Upon any discontinuance of the Plan, unless the Committee shall determine otherwise, any assets remaining in the Participants' accounts under the Plan shall be delivered to the respective Participant (or the Participant's legal representative) as soon as practicable.

         19. Amendment to and Discontinuance of Plan. The Board may at any time amend, suspend or discontinue the Plan. Except as provided in Section 17 hereof, no such suspension or discontinuance may adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant which accrued prior to the date of effectiveness of such amendment without the consent of such Participant. No amendment shall be effective unless it receives the requisite approval of the shareholders of the Company if such shareholder approval of such amendment is required to comply with Rule 16b-3 under the Exchange Act or Section 423 of the Code or to comply with any other applicable law, regulation or stock exchange rule.

         20. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

         21. Regulations and Other Approvals; Governing Law.

         (a) This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles of any jurisdiction, except to the extent that such law is preempted by federal law.

         (b) The obligation of the Company to sell or deliver Shares with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

         (c) To the extent applicable hereto, the Plan is intended to comply with Rule 16b-3 under the Exchange Act, and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with Rule 16b-3 shall be inoperative and shall not affect the validity of the Plan.

         22. Withholding of Taxes. If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any Share or Shares issued to such Participant pursuant to such Participant's exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

         23. Effective Date. The Plan shall be effective as of the date of the completion of the initial public offering of the Shares, subject to the approval of the Plan by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted.